Exhibit 10.1

STOCK PURCHASE AGREEMENT

among

Iowa Telecommunications Services, Inc.,

The Sellers Named in the Agreement

and

John M. Bishop, as Sellers’ Representative

made as of

February 5, 2008

Table of Contents

I. Purchase of Shares and Closing		1
1.1	Purchase and Sale	1
1.2	Purchase Price	1
1.3	Estimated Purchase Price	2
1.4	Escrows	3
1.5	The Closing	3
1.6	Post-Closing Adjustment to Estimated Purchase Price	5
1.7	Sellers’ Representative	7
1.8	Further Assurances	8

II. Representations and Warranties of Sellers		8
2.1	Title to Shares	8
2.2	Organization; Power and Authority	8
2.3	Valid and Binding Agreement	8
2.4	No Breach	8
2.5	Brokerage	8

III. Representations and Warranties Regarding the Companies		9
3.1	Organization; Power and Authority	9
3.2	Intentionally Deleted	9
3.3	No Breach	9
3.4	Consents and Approvals	9
3.5	Capitalization	9
3.6	Subsidiaries	10
3.7	Other Ventures, Investments	10
3.8	Financial Statements	10
3.9	Absence of Undisclosed Liabilities	12
3.10	Absence of Certain Developments	12
3.11	Property	13
3.12	Accounts Receivable	14
3.13	Inventory	14
3.14	Tax Matters	15
3.15	Intellectual Property Rights	15
3.16	Material Contracts	16
3.17	Litigation, Claims for Indemnification	18
3.18	Insurance	18
3.19	Compliance with Laws; Governmental Authorizations	18
3.20	Environmental Matters	19
3.21	Warranties	20
3.22	Employees	20
3.23	Employee Benefits	21
3.24	Affiliate Transactions	23
3.25	Brokerage	23
3.26	Availability of Documents	23
3.27	Bank Accounts; Power of Attorney	23
3.28	Disclosure Controls and Procedures	23
3.29	Disclosure; Information Supplied	24

IV. Representations and Warranties of Buyer		24
4.1	Organization; Power and Authority	24

4.2	Valid and Binding Agreement	24
4.3	No Breach	24
4.4	Consents and Approvals	25
4.5	Brokerage	25
4.6	Investment Intent	25
4.7	Availability of Funds	25

V. Agreements of Sellers		25
5.1	Conduct of the Business	25
5.2	Notice of Developments	26
5.3	Pre-Closing Access	26
5.4	Conditions	27
5.5	Consents and Authorizations; Regulatory Filings	27
5.6	No Sale	27
5.7	Confidentiality	27
5.8	Exclusivity	28
5.9	401(k) Plan	28
5.10	Employee Obligations	28
5.11	Audited Financial Statements	29
5.12	Title	29
5.13	Environmental Review	30
5.14	Consolidation of CS&L	30
5.15	Employee Notification and Buyer Employee Agreements	30

VI. Agreements of Buyer		30
6.1	Conditions	30
6.2	Consents and Authorizations; Regulatory Filings	31
6.3	Books and Records; Access	31
6.4	Indemnification of Officers and Directors	31
6.5	Employees	32
6.6	Employee Benefits	32
6.7	Tax Matters	33

VII. Conditions to Closing		33
7.1	Conditions to Buyer’s Obligations	33
7.2	Conditions to Sellers’ Obligations	35
7.3	Election of Remedies	35

VIII. Termination		35
8.1	Termination	35
8.2	Effect of Termination	36

IX. Indemnification		37
9.1	Indemnification by Sellers	37
9.2	Indemnification by Buyer	39
9.3	Third-Party Actions	40
9.4	Escrow	40
9.5	Sole and Exclusive Remedy	41
9.6	Tax Adjustment	41

X. Additional Agreements		41
10.1	Responsibility for Filing Returns	41
10.2	Straddle Periods	41
10.3	Tax Proceedings	41

10.4	Cooperation on Tax Matters	42
10.5	Refunds	42
10.6	Tax Agreements and Additional Information	42

XI. Definitions		42

XII. General		50
12.1	Press Releases and Announcements	50
12.2	Expenses	50
12.3	Amendment and Waiver	50
12.4	Notices	50
12.5	Assignment	51
12.6	No Third-Party Beneficiaries	51
12.7	Severability	52
12.8	Complete Agreement	52
12.9	Representations and Warranties	52
12.10	Schedules	52
12.11	Signatures; Counterparts	52
12.12	Governing Law	52
12.13	Arbitration	52
12.14	Construction	53
12.15	Time of Essence	53

Exhibit A – Form of Closing Date Balance Sheet

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Noncompetition Agreement

Exhibit D – Allocation of Purchase Price among Sellers

Schedule 1.3(c) – Model Calculations of Estimated Purchase Price

Schedule 1.5(b)(ii)(A) – Estimate of Sellers’ Obligations

Sellers’ Disclosure Schedule

Buyer’s Disclosure Schedule

Schedule 5.1(h) – Capital Contributions

Schedule 5.5 – Required Consents

Schedule 5.12 – Company Real Property

Schedule 6.5 – Buyer Employee Agreements

Schedule 6.6 – Excluded Employee Benefits

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) among Iowa Telecommunications Services, Inc., an Iowa corporation (“Buyer”), the selling shareholders listed on the signature page hereto (“Sellers”) and John M. Bishop (in his capacity as a representative of all Sellers, the “Sellers’ Representative”) is made as of February 5, 2008. Capitalized terms used and not otherwise defined in this Agreement have the meaning set forth in Article XI of this Agreement.

Recitals

WHEREAS, Sellers own all of the outstanding capital stock of Bishop Communications Corporation, a Minnesota corporation (“BCC”), and all of the outstanding capital stock of Communications Sales and Leasing, Inc., a Minnesota corporation (“CS&L”) (together with BCC, the “Companies”).

WHEREAS, Sellers desire to sell, and Buyer desires to buy, all of the outstanding capital stock of the Companies on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Purchase of Shares and Closing

1.1 Purchase and Sale. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to buy from Sellers, all of the issued and outstanding shares of common stock, par value $1.00 per share, of BCC (“BCC Common Stock”) and all of the issued and outstanding shares of common stock, par value $1.00 per share, of CS&L (“CS&L Common Stock” and together with the shares of BCC Common Stock, the “Shares”). Each Seller waives any co-sale rights, rights of first refusal or similar rights that such Seller may have relating to Buyer’s purchase of the Shares, whether conferred by the Companies’ Organizational Documents, by Contract or otherwise.

1.2 Purchase Price. The aggregate consideration for the Shares (the “Purchase Price”) is $42,706,523,

plus or minus the amount, if any, by which the Closing Date Working Capital (as defined in Section 1.6(a)) exceeds or is less than $16,463,849 (the “Target Working Capital”), respectively,

plus or minus the amount, if any, by which, Closing Date Other Long-Term Assets (as such term is defined in Section 1.6(a)) exceeds or is less than $3,170,378 (the “Target Other Long-Term Assets”), respectively, and plus or minus the amount, if any, by which, Closing Date Long-Term Indebtedness (as such term is defined in Section 1.6(a)) is less than or exceeds $20,827,704 (the “Target Long-Term Indebtedness”), respectively.

Each Seller agrees that the allocation of the Purchase Price set forth in Exhibit D between BCC and CS&L is fair and accurate; provided, however, the Sellers agree that if CS&L becomes a wholly-owned subsidiary of BCC prior to the Closing the allocation set forth on Exhibit D will not be applicable and the percentage of the Purchase Price attributable to CS&L will be allocated among the holders of BCC Common Stock pro rata.

1.3 Estimated Purchase Price.

(a) At least ten (10) days prior to the Closing Date, Sellers will deliver to Buyer an estimated consolidated balance sheet in substantially the form attached hereto as Exhibit A (the “Estimated Closing Date Balance Sheet”) for the Companies and the Subsidiaries as of the close of business on the Closing Date (determined on a pro forma basis giving effect to the transactions contemplated by this Agreement (except for any changes resulting from the Companies or the Subsidiaries change to C-corporations)) and in accordance with GAAP applied on a basis consistent with the preparation of the Historical Financial Statements, except where the inclusion of any item specifically required by this Agreement is not in accordance with GAAP. The Estimated Closing Date Balance Sheet delivered to Buyer shall include all supporting schedules setting forth in reasonable detail all amounts included in the Estimated Closing Date Balance Sheet. The Estimated Closing Date Balance Sheet will include a determination of the Estimated Closing Date Working Capital, the Estimated Other Long-Term Assets and the Estimated Long-Term Indebtedness as of the close of business on the Closing Date.

(b) Buyer shall have three (3) days after the receipt of the Estimated Closing Date Balance Sheet (the “Review Period”) to accept or reject the Estimated Closing Date Balance Sheet provided by Sellers. If Buyer accepts the Estimated Closing Date Balance Sheet as provided by Sellers pursuant to Section 1.3(a) above, the Closing shall occur as set forth in Section 1.5(a) of this Agreement. If Buyer does not agree with the Estimated Closing Date Balance Sheet because it does not conform with the form as set forth on Exhibit A, contains errors or the parties do not agree with respect to any calculation or determination of the information set forth therein (an “Estimated Closing Date Balance Sheet Dispute”), the Buyer will notify the Sellers in writing regarding the nature of the Estimated Closing Date Balance Sheet Dispute no later than the end of business on the final day of the Review Period. The parties shall, in good faith, attempt to resolve any Estimated Closing Date Balance Sheet Dispute for a period of five (5) days (the “Dispute Period”). If the Buyer and Sellers cannot agree upon a resolution to any Estimated Closing Date Balance Sheet Dispute during the Dispute Period then: (i) if the aggregate value of the impact of the Estimated Closing Date Balance Sheet Dispute does not exceed $2,000,000, the parties shall proceed to Closing pursuant to Section 1.5(a) and resolve the discrepancy at a later date according to the procedure set forth in Section 1.6 of this Agreement; (ii) if the aggregate value of the impact of the Estimated Closing Date Balance Sheet Dispute exceeds $2,000,000 (the amount of such excess the “Discrepancy Amount”), the parties may increase the amount of money deposited in the Balance Sheet Escrow by an amount equal to the Discrepancy Amount and close pursuant to Section 1.5(a) of this Agreement and resolve the discrepancy at a later date according to the procedure set forth in Section 1.6 of this Agreement; or (iii) Buyer, at its sole discretion, may waive the Estimated Closing Date Balance Sheet Dispute and proceed to Closing pursuant to Section 1.5(a). Any waiver or other action of the parties under this Section 1.3(b) shall not impact Buyer’s rights for indemnification pursuant to Article XI of this Agreement or Section 9.1(c) hereof.

(c) “Estimated Closing Date Working Capital” means current assets minus current liabilities as shown on the Estimated Closing Date Balance Sheet, which shall not exceed $20,000,000. “Estimated Closing Date Other Long-Term Assets” means the value of the RTFC Subordinated Capital Certificates, RTFC Patronage Capital Credits and cash surrender value life insurance, policy numbers 12-287-867 and 17-375-274, as of the Closing Date. “Estimated Closing Date Long-Term Indebtedness” means long-term debt, capital lease obligations, deferred income taxes calculated on a basis consistent with the preparation of the Historical Financial Statements, amounts due pursuant to any deferred compensation agreements or long-term incentive plans and the amount of any guarantees of Indebtedness as of the Closing Date. “Estimated Purchase Price” means an amount equal to $42,706,523 plus or minus the amount, if any, by which Estimated Closing Date Working Capital exceeds or is less than Target Working Capital, respectively,

plus or minus the amount, if any, by which Estimated Closing Date Other Long-Term Assets exceeds or is less than Target Other Long-Term Assets, respectively, and plus or minus the amount, if any, by which Target Long-Term Indebtedness is less than or exceeds Estimated Closing Date Long-Term Indebtedness, respectively.

An example of the calculation pursuant to this Section, using, for purposes of illustration, the values set forth on the Latest BCC Balance Sheet and Latest CS&L Balance Sheet Financial Statements, is set forth on Schedule 1.3(c).

1.4 Escrows. Four Million Two Hundred Seventy Thousand Six Hundred Fifty Two and 30/100 Dollars ($4,270,652.30) (the “Indemnification Escrow”) and $2,000,000, or if necessary any additional amounts as required pursuant to Section 1.3(b) (the “Balance Sheet Escrow”) will be withheld from the Estimated Purchase Price and deposited by Buyer with Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”), to be held in two separate escrow accounts (the “Escrow Funds”) for the sooner of (x) one hundred and eighty (180) days or (y) the date of payment provided under Section 1.6(d) for the Balance Sheet Escrow and eighteen (18) months for the Indemnification Escrow after the Closing Date pursuant to the terms of the Escrow Agreement, in the form attached as Exhibit B (the “Escrow Agreement”), among Buyer, Sellers’ Representative on behalf of Sellers, and the Escrow Agent. The Escrow Funds will be held by the Escrow Agent for payments pursuant to Section 1.6(d) and Article IX of this Agreement.

1.5 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Dorsey & Whitney LLP at 50 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. on the last business day of the month in which the last of the conditions set forth in Article VII is satisfied or waived (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Buyer and Sellers’ Representative, in which case Closing Date means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of 12:01 a.m. on the first day of the calendar month following the Closing Date.

(b) Subject to the conditions set forth in this Agreement, on the Closing Date:

(i) Sellers will deliver to Buyer:

(A) certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers;

(B) a certificate of Sellers dated the Closing Date stating that the conditions set forth in subsections (a) through (l) of Section 7.1 have been satisfied;

(C) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of each of the Companies or any Subsidiary;

(D) the books and records of each of the Companies and any Subsidiary in the possession of any Seller or not otherwise located at the offices of the Companies or any Subsidiary;

(E) proof that any Indebtedness required by Section 7.1(b) to be repaid prior to Closing has been paid and all guarantees or Encumbrances related to any such Indebtedness have been released;

(F) resignations in writing (effective as of the Closing Date) from such of the officers and directors of each of the Companies and the Subsidiaries as Buyer may have requested prior to the Closing Date;

(G) the Escrow Agreement, duly executed by Sellers’ Representative and the Escrow Agent;

(H) the Noncompetition Agreements in the form attached hereto as Exhibit C, duly executed by John M. Bishop, Jill W. Bishop, Jefferson Bishop, Shannon L. Bishop and Sara Bishop Aubitz;

(I) proof that the Subsidiary Equity Interests have been distributed to the Sellers pursuant to Section 7.1(d);

(J) pursuant to Section 7.1(e), (1) re-audited consolidated financial statements for CS&L and BCC (and any Subsidiary as required) for the two (2) most recently completed fiscal years as of the Closing Date and reviewed interim financial statements for the most recently completed quarter, if required, in a form and condition satisfactory to Buyer as may be required to be included in the Buyer’s periodic reports to be filed with the Securities and Exchange Commission (the “SEC”) and (2) consent, if required, from Olsen Thielen for the Buyer to use the 2007 Financial Statements and the Financial Statements in any of Buyer’s current or periodic reports with the SEC;

(K) any agreements required to be executed by the Sellers according to Article X of this Agreement;

(L) proof that all Required Consents have been obtained;

(M) the Bishop Release, duly executed by Bishop and his spouse; and

(N) any other instruments of transfer or other documents related to the transactions contemplated by this Agreement reasonably requested by Buyer, duly executed by the Sellers.

(ii) Buyer will deliver to Sellers:

(A) the Estimated Purchase Price minus the Escrow Funds and minus any Sellers’ Obligations set forth on Schedule 1.5(b)(ii)(A) attached hereto which includes estimates of certain of those amounts owed by Sellers pursuant to the terms of the Agreement that will be paid by Buyer on behalf of Sellers prior to distribution of the Estimated Purchase Price to the Sellers by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative to Buyer (allocated among Sellers in accordance with Exhibit D);

(B) a certificate of an appropriate officer of Buyer dated the Closing Date stating that the conditions set forth in Section 7.2 have been satisfied;

(C) the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Buyer;

(D) the Escrow Agreement, duly executed by Buyer;

(E) any agreements required to be executed by the Buyer according to Article X of this Agreement; and

(F) any other instruments or other documents related to the transactions contemplated by the Agreement reasonably requested by Seller, duly executed by the Buyer.

(iii) Buyer will deposit the funds to be placed in the Balance Sheet Escrow and the Indemnification Escrow by wire transfer of immediately available funds into the Escrow Fund to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(c) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(d) The Confidentiality Agreement will terminate effective as of the Closing Date.

1.6 Post-Closing Adjustment to Estimated Purchase Price.

(a) Buyer will promptly prepare and deliver within ninety (90) days after the Closing Date to Sellers’ Representative an actual consolidated balance sheet in the form attached hereto as Exhibit A (the “Closing Date Balance Sheet”) for the Companies and the Subsidiaries as of the close of business on the Closing Date, determined in accordance with GAAP applied on a basis consistent with the preparation of the Historical Financial Statements, except where the inclusion of any item specifically required by this Agreement is not in accordance with GAAP. The Closing Date Balance Sheet will include a determination of the Closing Date Working Capital, the Closing Date Long-Term Indebtedness and the Closing Date Other Long-Term Assets of the Companies and the Subsidiaries as of the close of business on the Closing Date. “Closing Date Working Capital” means actual current assets minus actual current liabilities shown on the Closing Date Balance Sheet. “Closing Date Other Long-Term Assets” means the actual value of the RTFC Subordinated Capital Certificates, RTFC Patronage Capital Credits and cash surrender value life insurance policies held by the Companies as of Closing, including insurance policy numbers 12-287-867 and 17-375-274 as of the close of business on the Closing Date. “Closing Date Long-Term Indebtedness” means long-term debt, capital lease obligations, deferred income taxes calculated on a basis consistent with the preparation of the Historical Financial Statements, amounts due pursuant to any deferred compensation agreements or long-term incentive plans and the amount of any guarantees of Indebtedness as of the close of business on the Closing Date. Sellers’ Representative, at Sellers’ expense, may retain an accountant to assist Sellers’ Representative with the review of the Closing Date Balance Sheet, provided, however, such accountant or accounting firm may not be Olsen Thielen if Olsen Thielen has been engaged by Buyer or if Olsen Thielen otherwise determines it has a conflict of interest. Buyer will make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to Sellers’ Representative and Sellers’ Representative’s accountants and other representatives at reasonable times and upon reasonable notice during (i) the review by Sellers’ Representative of the Closing Date Balance Sheet and (ii) the resolution by Buyer and Sellers’ Representative of any objections to the Closing Date Balance Sheet.

(b) Sellers’ Representative may object to the Closing Date Balance Sheet on the basis that it was not prepared in accordance with GAAP applied on a basis consistent with the preparation of the Historical Financial Statements, except where the inclusion of any item specifically required by this Agreement is not in accordance with GAAP or that the calculation of Closing Date Working Capital, the Closing Date Long-Term Indebtedness or the Closing Date Other Long-Term Assets contains mathematical errors. If Sellers’ Representative has any objections to the Closing Date Balance Sheet, Sellers’ Representative will deliver a detailed statement describing such objections to Buyer within thirty (30) days after receiving the Closing Date Balance Sheet. Buyer and Sellers’ Representative will attempt in good faith to resolve any such objections. If Buyer and Sellers’ Representative do not reach a resolution of all objections within thirty (30) days after Buyer has received the statement of objections, Buyer and Sellers’ Representative will select a mutually acceptable accounting firm to resolve any remaining objections. If Buyer and Sellers’ Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding the regular outside accounting firms of Buyer, the Companies or Subsidiaries and Sellers’ Representative). The accounting firm will determine, in accordance with the terms of this Agreement, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Working Capital, the Closing Date Other Long-Term Assets and the Closing Date Long-Term Indebtedness, consistent with the amounts included in the Estimated Closing Date Balance Sheet, provided there were not disputes over the Estimated Closing Date Balance Sheet pursuant to Section 1.3(b). The parties will provide the accounting firm, within the (10) days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Buyer will provide the accounting firm access to the books and records of each of the Companies and the Subsidiaries. The accounting firm will have twenty (20) days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding upon the parties. Buyer will revise the Closing Date Balance Sheet and the determination of the Closing Date Working Capital, Closing Date Long-Term Indebtedness and the Closing Date Other Long-Term Assets as appropriate to reflect the resolution of any objections to the Closing Date Balance Sheet pursuant to this Section 1.6(b).

(c) If Buyer and Sellers’ Representative submit any unresolved objections to an accounting firm for resolution as provided in Section 1.6(b), each will bear their respective costs and expenses and each shall bear one-half (1/2) of the costs and expenses of the mutually selected accounting firm.

(d) Within ten (10) business days after the date on which the Closing Date Balance Sheet, including the Closing Date Working Capital, Closing Date Long-Term Indebtedness and the Closing Date Other Long-Term Assets are finally determined pursuant to Section 1.6(b), Buyer shall calculate the sum of (i) Closing Date Working Capital minus Estimated Closing Date Working Capital, plus (ii) Closing Date Other Long-Term Assets minus Estimated Closing Date Other Long-Term Assets, plus (iii) Estimated Closing Date Long-Term Indebtedness minus Closing Date Long-Term Indebtedness. If the sum of these three items is zero, the Balance Sheet Escrow shall be released to Sellers and no further adjustment in the Purchase Price shall be required. If the sum of these three items is positive, the Balance Sheet Escrow shall be released to Sellers, and Buyer shall within three (3) business days pay to the Sellers’ Representative the amount of such excess. If the sum of these three items is negative, the Escrow Agent will distribute to the Buyer the amount of such deficiency from the Balance Sheet Escrow and shall pay any remaining amount of the Balance Sheet Escrow to Sellers. If the amount of the Balance Sheet Escrow is less than the amount of such deficiency, Sellers’ Representative shall pay the Buyer the amount not paid from the Balance Sheet Escrow within three (3) business days. The Indemnification Escrow may not be used to satisfy any such payment obligation of the Sellers’ Representative without the Buyer’s consent.

(e) All payments to be made to Buyer or Sellers pursuant to Section 1.6(d) will be made by wire transfer of immediately available funds to the accounts designated by Buyer or Sellers’ Representative as applicable.

(f) Judgment upon the award rendered by the accounting firm may be entered in any court of competent jurisdiction.

1.7 Sellers’ Representative.

(a) Sellers appoint Bishop, and in the case of death, incapacity or resignation of Bishop, appoint Jill W. Bishop (or any Person appointed as a successor Sellers’ Representative pursuant to Section 1.7(b)) as their representative and agent under this Agreement and the Escrow Agreement.

(b) Until all obligations under this Agreement have been discharged (including all indemnification obligations under Article IX), Sellers who, immediately prior to the Closing, are entitled to receive more than 50% of the Purchase Price, may, from time to time upon written notice to Sellers’ Representative and Buyer, remove Sellers’ Representative or appoint a new Sellers’ Representative upon the death, incapacity, resignation or removal of Sellers’ Representative.

(c) Sellers authorize Sellers’ Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Sellers’ Representative determines in Sellers’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable, which authority includes the execution and delivery of the Escrow Agreement on behalf of Sellers and any amendments or supplements thereto and the performance of all obligations thereunder, including authority to collect and pay funds and dispute, settle, compromise and make all claims. The authority of Sellers’ Representative includes the right to hire or retain, at the sole expense of Sellers, such counsel, investment bankers, accountants, representatives and other professional advisors as Sellers’ Representative determines in Sellers’ Representative sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement and the Escrow Agreement. Any party will have the right to rely upon any action taken by Sellers’ Representative, and to act in accordance with such action without independent investigation.

(d) Buyer will have no liability to any Seller arising out of the acts or omissions of Sellers’ Representative or any disputes among Sellers or with Sellers’ Representative. Buyer may rely entirely on its dealings with, and notices to and from, Sellers’ Representative to satisfy any obligations it might have under this Agreement, the Escrow Agreement or any other agreement referred to in this Agreement or otherwise to Sellers.

(e) Any expenses of the Sellers’ Representative related to any obligations or the performance of any actions or rights hereunder shall be born by the Sellers and/or the Sellers’ Representative and shall not be deducted from or paid out of the Escrow Funds; provided, however, in the event funds remain in the Indemnification Escrow Fund after the conclusion of the 18 month escrow that are to be distributed out of the Escrow Funds to the Sellers, the Sellers’ Representative shall be entitled to be reimbursed for any such expenses prior to the distribution of any funds to the Sellers from the Escrow Funds to the Sellers.

(f) Sellers’ Representative accepts the appointment made by this Section 1.7 and agrees to abide by the provisions of this Section 1.7.

1.8 Further Assurances. On and after the Closing Date, Sellers will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement.

II. Representations and Warranties of Sellers

Each Seller, jointly and severally, represents and warrants to Buyer that, as to such Seller, as of the date of this Agreement:

2.1 Title to Shares. Seller owns, of record and beneficially, the number of Shares listed opposite such Seller’s name on Exhibit D, free and clear of any Encumbrance. At Closing, Buyer will obtain good and valid title to such Shares free and clear of any Encumbrance.

2.2 Organization; Power and Authority. If such Seller is not a natural Person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has all necessary power and authority to execute, deliver and perform this Agreement and the Escrow Agreement.

2.3 Valid and Binding Agreement. If such Seller is not a natural Person, the execution, delivery and performance of this Agreement and the Escrow Agreement by such Seller has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The Escrow Agreement to which Sellers’ Representative on behalf of such Seller will become a party, when executed and delivered by or on behalf of such Seller, will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

2.4 No Breach. The execution, delivery and performance of this Agreement by such Seller will not (a) contravene any provision of the Organizational Documents, if any, of such Seller; (b) violate or conflict with any material Law, Governmental Order or Governmental Authorization applicable to such Seller; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification or acceleration of payment (or any right to terminate) or require a Consent under any material Contract that is either binding upon or enforceable against such Seller; or (d) result in the creation of any Encumbrance upon the Shares held by such Seller.

2.5 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Seller for which Buyer or either of the Companies or any Subsidiary is or could become liable or obligated.

III. Representations and Warranties Regarding the Companies

The Sellers, jointly and severally, represent and warrant to Buyer that, except as described in the Disclosure Schedule, as of the date of this Agreement:

3.1 Organization; Power and Authority.

(a) Each of the Companies and the Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and authority necessary to own, lease and operate its assets and to carry on its business as currently conducted. Each of the Companies and the Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Companies has all power and authority necessary to execute, deliver and perform this Agreement. Schedule 3.1 identifies each jurisdiction in which each of the Companies and the Subsidiaries are qualified or licensed to do business.

(b) Each of the Companies and the Subsidiaries is in compliance with all provisions of its Organizational Documents.

3.2 Intentionally Deleted.

3.3 No Breach. Assuming all consents, approvals, authorizations and other actions described in Schedule 3.4 have been obtained, and except as provided in Schedule 3.3, the execution, delivery and performance of this Agreement will not (a) contravene any provision of the Organizational Documents of either of the Companies or any Subsidiary; (b) violate or conflict with any material Law, Governmental Order or Governmental Authorization applicable to either of the Companies or any Subsidiary; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification or acceleration of payment (or any right to terminate) or require a Consent under any material Contract that is either binding upon or enforceable against either of the Companies or any Subsidiary; or (d) result in the creation of any Encumbrance upon either of the Companies or any Subsidiary or any of the assets of either of the Companies or any Subsidiary, except as would not (i) have a Material Adverse Effect or (ii) materially impair the ability of Sellers to consummate the sale of the Shares to Buyer as contemplated by this Agreement.

3.4 Consents and Approvals. Except for the Required Consents and as set forth on Schedule 3.4, the execution and delivery of this Agreement by the Sellers do not, and the performance of this Agreement by the Sellers will not, require any Consent, Governmental Authorization or other action by, or filing with or notification to, any Governmental Entity, except (a) such filings and Governmental Authorization as may be required by the FCC or the FCC Rules, the MPUC or the MPUC Rules, and the Iowa Utilities Board (the “IUB”) or the IUB Rules, (b) the applicable notification requirements of the HSR Act, or (c) where failure to obtain such Consent, Governmental Authorization or action, or to make such filing or notification, would not (i) have a Material Adverse Effect or (ii) materially impair the ability of Sellers to consummate the sale of the Shares to Buyer as contemplated by this Agreement.

3.5 Capitalization. The authorized capital stock of BCC consists solely of 25,000 shares of BCC Common Stock, of which 18,150 shares are issued and outstanding. The authorized capital stock of CS&L consists solely of 250,000 shares of CS&L Common Stock, of which 10,000 shares are issued and outstanding. Schedule 3.5 lists the names and addresses of each record holder of the issued and outstanding BCC Common Stock and CS&L Common Stock, the number of shares held by each such holder and the share certificate numbers, and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. Except as set forth on Schedule 3.5, there are no other issued and outstanding equity interests of CS&L or BCC. All issued and outstanding shares of BCC Common Stock and CS&L Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by the Companies in compliance with applicable securities and corporate Laws, Contracts applicable to each of the Companies and each Companies’ Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the BCC Common Stock and CS&L Common Stock are set forth in their respective Organizational Documents or otherwise provided by Law. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which either of the Companies is a party or by which it is bound obligating the Companies to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of either of the Companies or obligating either of the Companies to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either of the Companies. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of either of the Companies.

3.6 Subsidiaries. Except as listed on Schedule 3.6, neither of the Companies nor any Subsidiary owns any Subsidiary. For each of the Companies’ Subsidiaries, Schedule 3.6 shows the equity interests owned by each of the Companies or any Subsidiary and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of each of the Companies are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party right, free and clear of all Encumbrances, and have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate Laws, Contracts applicable to such Subsidiary and such Subsidiary’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which either of the Companies or any Subsidiary is a party or by which it is bound obligating any Subsidiary of either of the Companies or either of the Companies to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating either of the Companies or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

3.7 Other Ventures, Investments. Except as described in Schedule 3.7, neither of the Companies nor any Subsidiary owns of record or beneficially any equity ownership interest in any other Person (each an “Equity Investment”), nor is it a partner or member of any partnership, limited liability companies or joint venture. Schedule 3.7 sets forth the income and/or losses historically allocated and cash distributed to either one of the Companies or a Subsidiary for each such Equity Investment.

3.8 Financial Statements.

(a) The unaudited consolidated balance sheet as of September 30, 2007 of BCC and its consolidated Subsidiaries (the “Latest BCC Balance Sheet”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of BCC and its consolidated Subsidiaries for the nine-month period then ended (such statements and the Latest BCC Balance Sheet, the “Latest BCC Financial Statements”) and the audited consolidated balance sheet, as of December 31, 2006 (the “Last Fiscal Year End”) of BCC and its consolidated Subsidiaries and the audited consolidated statements of income, changes in stockholders’ equity and cash flows, including the notes, of BCC and its consolidated Subsidiaries for each of the two years ended on the Last Fiscal Year

End (the “Annual BCC Financial Statements,” and together with the Latest BCC Financial Statements, the “BCC Financial Statements”) are based upon the books and records of BCC and its consolidated Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of BCC and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Latest BCC Financial Statements may not contain all notes and are subject to year-end adjustments; provided however, the Latest BCC Financial Statements were prepared in such a manner that when made such year-end adjustments will not be material and will not differ materially from year-end adjustments made historically.

(b) The unaudited consolidated balance sheet as of June 30, 2007 of BCC and its consolidated Subsidiaries (the “Historical BCC Balance Sheet”) and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows of BCC and its consolidated Subsidiaries for the six-month period then ended (such statements and the Historical BCC Balance Sheet, the “Historical BCC Financial Statements”) are based upon the books and records of BCC and its consolidated Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of BCC and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Historical BCC Financial Statements may not contain all notes and are subject to year-end adjustments; provided however, the Historical BCC Financial Statements were prepared in such a manner that when made such year-end adjustments will not be material and will not differ materially from year-end adjustments made historically.

(c) The unaudited balance sheet as of September 30, 2007 of CS&L (the “Latest CS&L Balance Sheet”) and the unaudited statements of income, changes in stockholders’ equity and cash flows of CS&L for the nine-month period then ended (such statements and the Latest CS&L Balance Sheet, the “Latest CS&L Financial Statements”) and the unaudited balance sheet, as of December 31, 2006 (the “Last Fiscal Year End”) of CS&L and the unaudited statements of income, changes in stockholders’ equity and cash flows, including the notes, of CS&L for each of the two years ended on the Last Fiscal Year End (the “Annual CS&L Financial Statements,” and, together with the Latest CS&L Financial Statements, the “CS&L Financial Statements”) are based upon the books and records of CS&L, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of CS&L at the respective dates and for the respective periods indicated, except that the Latest CS&L Financial Statements may not contain all notes and are subject to year-end adjustments; provided however, the Latest CS&L Financial Statements were prepared in such a manner that when made such year-end adjustments will not be material and will not differ materially from year-end adjustments made historically.

(d) The unaudited balance sheet as of June 30, 2007 of CS&L (the “Historical CS&L Balance Sheet”) and the unaudited statements of income, changes in stockholders’ equity and cash flows of CS&L for the six-month period then ended (such statements and the Historical CS&L Balance Sheet, the “Historical CS&L Financial Statements”) are based upon the books and records of CS&L, have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly the financial position, results of operations and cash flows of CS&L at the respective dates and for the respective periods indicated, except that the Historical CS&L Financial Statements may not contain all notes and are subject to year-end adjustments; provided however, the Historical CS&L Financial Statements were prepared in such a manner that when made such year-end adjustments will not be material and will not differ materially from year-end adjustments made historically.

(e) The Latest BCC Balance Sheet and the Latest CS&L Balance Sheet are together referred to herein as the “Latest Balance Sheet.” The BCC Financial Statements and the CS&L Financial Statements are together referred to herein as the “Financial Statements.” The Annual BCC Financial Statements, the Annual CS&L Financial Statements, the Historical BCC Financial Statements and the Historical CS&L Financial Statements are together referred to as the “Historical Financial Statements.”

3.9 Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheet, neither of the Companies nor any Subsidiary has any Liability, contingent or otherwise, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or (b) obligations under any Contract listed on a Schedule to this Agreement or under a Contract not required by this Agreement to be listed on a Schedule.

3.10 Absence of Certain Developments. Since September 30, 2007:

(a) neither of the Companies nor any Subsidiary has sold, leased, licensed, transferred or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) neither of the Companies nor any Subsidiary has entered into any Contract (or series of related Contracts) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) no party (including either of the Companies or any Subsidiary) has accelerated, suspended, terminated, made material modifications to or canceled any Contract to which either of the Companies or any Subsidiary is a party or by which any of them is bound that would have been a Material Contract at the time of any such action;

(d) no Encumbrance has been imposed on any assets of either of the Companies or any Subsidiary except Permitted Encumbrances;

(e) neither of the Companies nor any Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) neither of the Companies nor any Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;

(g) neither of the Companies nor any Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities) or Capital Lease either involving more than $50,000 individually or $100,000 in the aggregate;

(h) neither of the Companies nor any Subsidiary has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside the Ordinary Course of Business;

(i) neither of the Companies nor any Subsidiary has canceled, compromised, waived or released any material right or claim (or series of related material rights or claims) except in the Ordinary Course of Business;

(j) except incidental to the sale of products or services, neither of the Companies nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the Organizational Documents of either of the Companies or any Subsidiary;

(l) neither of the Companies nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(m) neither of the Companies nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (excluding any S corporation distributions for purposes of the payment of Taxes due on income allocated to Sellers), or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock;

(n) neither of the Companies nor any Subsidiary has experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $50,000 to its property;

(o) except as set forth in Schedule 3.10(o), neither of the Companies nor any Subsidiary has entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(p) except as indicated in Schedule 3.23, neither of the Companies nor any Subsidiary has adopted, amended, modified or terminated any Employee Benefit Plan (or taken any such action with respect to any Employee Benefit Plan);

(q) neither of the Companies nor any Subsidiary has made any change in accounting method from those utilized in the preparation of the Annual BCC Financial Statements or Annual CS&L Financial Statements; and

(r) neither of the Companies nor any Subsidiary has committed to take any of the actions described in this Section 3.10.

3.11 Property.

(a) The real properties owned by each of the Companies or any Subsidiary or demised by the leases listed on Schedule 3.11(a) constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which either of the Companies or any Subsidiary remains liable), used or occupied by either of the Companies or any Subsidiary.

(b) Each of the Companies or any Subsidiary owns good and marketable title to each parcel of real property identified on Schedule 3.11(a) as being owned by each of the Companies or a Subsidiary (the “Owned Real Property”), free and clear of all Encumbrances, except for Permitted Encumbrances or Encumbrances listed on Schedule 3.11.

(c) The leases of real property listed on Schedule 3.11(a) as being leased by either of the Companies or any Subsidiary (the “Leased Real Property”) are in full force and effect, neither landlord nor tenant are in default, and either of the Companies or a Subsidiary hold valid and existing leasehold interests under each of the leases for the terms listed on Schedule 3.11(a). The Leased Real Property and the Owned Real Property are collectively, the “Real Property.”

(d) Each of the Companies and the Subsidiaries has good and marketable title to, or a valid leasehold interest in, buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances, Encumbrances listed on Schedule 3.11(d) and properties and assets disposed of in the Ordinary Course of Business since June 30, 2007.

(e) Schedule 3.11(e) lists the material information about all buildings, improvements, machinery, equipment and other tangible assets and properties used in the conduct of the business of each of the Companies and the Subsidiaries as of the dates specified therein. The buildings, improvements, machinery, equipment and other tangible assets and properties used in the conduct of the business of each of the Companies and the Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of the Companies and the Subsidiaries owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as currently conducted.

(f) Neither of the Companies nor any of the Subsidiaries have entered into any contracts for the sale of the Owned Real Property nor are there any rights of first refusal or options to purchase the any Owned Real Property.

(g) There is no action, litigation, investigation, condemnation or proceeding of any kind, pending or threatened, against either of the Companies, the Subsidiaries, against all or any portion of any Real Property.

(h) The present use and operation of the Real Property is in full compliance with applicable zoning and land use laws, and other applicable local, state and federal laws and regulations relating to the use and occupation of Real Property.

(i) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for the use and operation of the Real Property have been installed to each Real Property and are in good working order.

(j) There is legal access to the Real Property from dedicated public roads sufficient for the use and operation of the Real Property and to insure vehicular and pedestrian ingress to and egress from the Real Property.

(k) Schedule 3.11(k) identifies those Leased Real Properties upon which either the Companies or a Subsidiary has constructed a building or other permanent fixture (“Ground Leases”).

3.12 Accounts Receivable. All notes and accounts receivable of each of the Companies and the Subsidiaries are reflected properly on their books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are subject to no setoff or counterclaim.

3.13 Inventory. The inventory of raw materials, work in process, supplies and finished goods of each of the Companies and the Subsidiaries consists of items of a quality and quantity usable and, with respect to finished goods only, salable at normal profit levels, in each case, in the Ordinary Course of Business.

3.14 Tax Matters.

(a) Each of the Companies and the Subsidiaries has (i) filed (or has had filed on its behalf) all Returns required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, and each such Return is true and correct in all material respects, (ii) timely paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof as shown on such Returns, and (iii) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b) There are no Encumbrances for Taxes upon any assets of the Companies or any Subsidiary, except Encumbrances for Taxes not yet due.

(c) Neither the Companies nor any Subsidiary has received a written notice from a Tax authority in a jurisdiction where the Companies or the Subsidiaries do not file Returns to the effect that the Companies or the Subsidiaries are subject to taxation by that jurisdiction.

(d) Neither of the Companies nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Tax authority has asserted in writing that either of the Companies or the Subsidiaries are responsible for the payment of any additional Taxes for any period. No Tax authority is currently auditing the Returns of either of the Companies or any Subsidiary for any period. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of the Companies or the Subsidiaries for any Tax year subsequent to the year ended December 31, 2003, nor have either of the Companies or the Subsidiaries received any written notice from any Governmental Entity that such Tax audit or proceeding will be initiated.

(e) Neither of the Companies nor any Subsidiary is a party to any Tax allocation or sharing agreement that will survive the Closing.

(f) Each of the Companies is a validly electing S corporation, within the meaning of Code Sections 1361 and 1362, and will be an S corporation up to and including the day immediately prior to the Closing Date. Each of the Companies has also validly elected to be an “S corporation” in all state and local jurisdictions that recognize such status and in which it would, absent such an election, be subject to corporate income Tax, and has maintained its status as an “S corporation” in each such jurisdiction at all times since the date of such election. Schedule 3.14 identifies each Subsidiary that is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. Each Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to an including the day prior to the Closing Date.

(g) There is no contract, agreement, plan or arrangement covering any employee or former employee of either of the Companies or any Subsidiary that, individually or in the aggregate, could give rise to any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

3.15 Intellectual Property Rights.

(a) Schedule 3.15(a) identifies each patent or trademark registration which has been issued to the Companies or any Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Companies have made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Companies have granted to any third party with respect to any of their Intellectual Property (together with any exceptions). Schedule 3.15(a) also identifies each trade name and unregistered trademark used by the Companies or any Subsidiary in connection with any of their businesses. With respect to each item of Intellectual Property identified in Schedule 3.15(a) (and except as set forth on Schedule 3.15(a):

(i) each of the Companies or Subsidiary possess all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(iii) no action, suit, proceeding, hearing, investigation, claim or demand is pending or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

(b) To the Knowledge of the Sellers, neither of the Companies nor any Subsidiary has infringed upon any Intellectual Property rights of third parties in any material respect, and neither of the Companies nor any Subsidiary has received any claim or demand, alleging any such infringement. Except as set forth on Schedule 3.15(b), to the Knowledge of the Sellers, no third party has infringed upon any Intellectual Property rights of either of the Companies or any Subsidiary in any material respect.

(c) Schedule 3.15(c) identifies each item of Intellectual Property that any third party owns and that either of the Companies or any Subsidiary uses pursuant to license, sublicense, agreement, or permission. With respect to each item of Intellectual Property identified in Schedule 3.15(c):

(i) the license, sublicense, agreement, or permission covering the item is valid, binding, enforceable, and in full force and effect in all material respects; and

(ii) neither of the Companies nor, to the Knowledge of the Sellers, any other party to the license, sublicense, agreement, or permission is in material breach or default.

(d) All Software that is used by either of the Companies or any Subsidiary or is present at any facility or on any equipment of either of the Companies or any Subsidiary is owned by the Companies or a Subsidiary or is subject to a current license agreement that covers all use of the Software in the business of the Companies or any Subsidiary as currently conducted. Neither of the Companies nor any Subsidiary is in breach of any license to, or license of, any Software, except as would not have a Material Adverse Effect. Neither of the Companies nor the Subsidiaries use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services to the Companies or any Subsidiary, in lieu of or in addition to their respective use of the Software. Immediately following the Closing, each of the Companies and the Subsidiaries will have the necessary rights to all Software required to operate its business as it is currently conducted.

3.16 Material Contracts.

(a) Schedule 3.16 lists as of the date of this Agreement the following Contracts to which either of the Companies or any Subsidiary is a party or subject or by which it is bound (the “Material Contracts”):

(i) each employment, collective bargaining or consulting Contract;

(ii) each distributor, reseller, OEM, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract;

(iii) each Contract or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $50,000;

(iv) each Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $50,000;

(v) each lease of real or personal property with aggregate annual payments in excess of $1,000;

(vi) each Contract for the sale of any capital assets;

(vii) each Contract for capital expenditures in excess of $50,000;

(viii) each Contract relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of each of the Companies or any Subsidiary;

(ix) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Companies or any Subsidiary other than in the Ordinary Course of Business;

(x) each guarantee of Indebtedness;

(xi) each Contract relating to any surety bond or letter of credit required to be maintained by the Companies or any Subsidiary;

(xii) each Contract concerning a partnership or joint venture;

(xiii) each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit either of the Companies or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xiv) each Contract terminable by any other party upon a change of control of either of the Companies or any Subsidiary or upon the failure of either of the Companies or any Subsidiary to satisfy financial or performance criteria specified in such Contract;

(xv) each profit sharing, bonus, pension, deferred compensation, stock purchase, stock option and stock incentive plan (other than an Employee Benefit Plan); and

(xvi) each power of attorney that is currently in effect.

(b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Each of the Companies and the Subsidiaries has performed all material obligations required to be performed by it in connection with each Material Contract. Neither of the Companies nor any Subsidiary has received any notice of any claim of default by it under or termination of any Material Contract. Neither of the Companies nor any Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any Material Contract, and to the Knowledge of the Sellers there is no material breach, anticipated breach or default by either of the Companies or a Subsidiary or any other party to any Material Contract.

3.17 Litigation, Claims for Indemnification. No Litigation is pending or, to the Knowledge of the Sellers, threatened against the Companies or any Subsidiary. Neither of the Companies nor any Subsidiary is subject to any outstanding Governmental Order. Neither of the Companies nor any Subsidiary is subject to any claims for indemnification from any Indemnified Persons (as such term is defined in Section 6.4) nor have any actions or events occurred that would give rise to such claims.

3.18 Insurance.

(a) Each of the Companies and the Subsidiaries has insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which either of the Companies or any Subsidiary is subject and (iii) is valid and enforceable. Schedule 3.18 lists each policy of insurance in effect.

(b) Schedule 3.18 lists by year for the current policy year and each of the two preceding policy years a summary of the loss experience under each policy involving any claim in excess of $50,000 setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 3.18 also describes the loss experience for all claims in excess of $50,000 that were self-insured, including the aggregate cost of such claims.

3.19 Compliance with Laws; Governmental Authorizations.

(a) Each of the Companies and the Subsidiaries has complied in all material respects with all applicable Laws and Governmental Orders.

(b) Each of the Companies and Subsidiaries have, and assuming all of the Consents set forth on Schedules 3.3 and 3.4 have been obtained, immediately after the Closing Date will have, all Governmental Authorizations necessary to entitle each of them presently and immediately after the Closing Date to own, lease or otherwise hold and operate each of their properties and to conduct their business as presently conducted as set forth on Schedule 3.19(b) and all such Governmental Authorizations are in full force and effect. Each of the Companies and Subsidiaries have complied, and is in compliance, in all material respects with the terms and conditions of all federal, state, county, and local governmental licenses, certificates, franchises and permits (collectively, the “Permits”), and no violation of any such Permits has occurred. No claim has been made by any Governmental Authority and no such claim is anticipated or, to the Knowledge of the Sellers, has been threatened to the effect that a Permit not held by either of the Companies or a Subsidiary is necessary.

(c) Neither of the Companies or Subsidiaries, nor any director or officer or to the Knowledge of the Sellers, agent or employee of either of the Companies or Subsidiaries has, directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, regardless of form, whether in money, property or services in violation of a legal requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either of the Companies or Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the either of Companies or Subsidiaries, except as required or permitted by the Laws of each applicable jurisdiction and in each such case has complied with the U.S. Foreign Corrupt Practices Act.

3.20 Environmental Matters.

(a) As used in this Section 3.20, the following terms have the following meanings:

(i) “Environmental Costs” means any and all costs and expenditures, including any reasonable fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii) “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials, protection of the environment, or human health or safety.

(iii) “Hazardous Materials” means any pollutant; contaminant; dangerous, toxic or hazardous chemical; waste; dangerous, toxic or hazardous material; or dangerous, toxic or hazardous substance as defined in or otherwise governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any chemical waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or liability under any Environmental Law.

(iv) “Real Property” means real property owned, leased, controlled or occupied by the Companies or any Subsidiary as defined in Section 3.11(c).

(v) “Regulatory Action” means any Litigation with respect to the Companies or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of the Sellers, threatened against the Real Property, either of the Companies or any Subsidiary.

(c) All handling, transfer, transportation, treatment, or disposal of Hazardous Materials by either of the Companies or any Subsidiary has been in compliance with applicable Environmental Law.

(d) To the Knowledge of the Sellers, no Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials.

(e) There has not been any Release of any Hazardous Material by either of the Companies or any Subsidiary on, under, about, from or in connection with the Real Property. The Real Property has been used and operated by either of the Companies and/or any Subsidiary in compliance with all applicable Environmental Law.

(f) Each of the Companies and the Subsidiaries has obtained all Governmental Authorizations relating to applicable Environmental Law necessary to conduct its business as currently conducted. Each of the Companies and the Subsidiaries has timely filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law.

(g) No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored by either of the Companies or any Subsidiary on, under or about any part of the Real Property. To the Knowledge of the Sellers, the Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To the Knowledge of the Sellers, no underground storage tanks are located on the Real Property, or have been located on the Real Property and then subsequently been removed or filled. Except as set forth on Schedule 3.20(g), there are no wells or septic systems on the Real Property.

(h) All environmental reports and investigations that any Seller, the Companies or any Subsidiary has obtained or ordered with respect to each of the Companies, any Subsidiary or the Real Property are listed on Schedule 3.20.

(i) No Encumbrance has been attached or filed against the Real Property, either of Companies, any Subsidiary or any of the Real Property in favor of any Person relating to or arising from (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

3.21 Warranties. Schedule 3.21 lists as of the date of this Agreement all claims pending or, to the Knowledge of the Sellers, threatened for product liability or breach of any warranty relating to any products sold or services performed by either of the Companies or any Subsidiary. Such claims in the aggregate are not in excess of the reserve for product warranty claims set forth on the face of the Latest Balance Sheet. Schedule 3.21 describes the warranties for products sold or services performed by each of the Companies and the Subsidiaries. No product or service manufactured, sold, leased or delivered by either of the Companies or any Subsidiary is subject to any guaranty, warranty or other indemnity other than such warranties.

3.22 Employees.

(a) Schedule 3.22(a) lists each employee of each of the Companies or any Subsidiary (the “Employees”) and any independent contractor of each of the Companies or any Subsidiary as of the date of this Agreement, states the total number of employees or independent contractors and shows for each such employee or independent contractor, and in the aggregate, full-time, part-time and temporary status.

(b) Schedule 3.22(b) lists each employee or independent contractor of each of the Companies or any Subsidiary as of the date of this Agreement and shows for each such individual annual salary or hourly compensation including historical annual compensation for the most recently completed fiscal year, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), date of employment and position. To the Knowledge of the Sellers, no executive employee of either of the Companies and no group of employees of the Companies or any Subsidiary has any plans to terminate his, her or their employment. Neither the Companies nor any Subsidiary has any labor relations problem pending or, to the Knowledge of the Sellers, threatened, and its labor relations are satisfactory.

(c) The employment of any terminated former employee of either of the Companies or any Subsidiary has been terminated in accordance with any applicable Contract terms and applicable Law in all material respects, and neither the Companies nor any Subsidiary has any liability under any Contract or applicable Law toward any such terminated employee. Except as set forth on Schedule 3.22(c), the transactions contemplated by this Agreement will not cause either of the Companies or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d) Neither the Companies nor any Subsidiary has made any loans (except advances for business travel, lodging or other expenses in the Ordinary Course of Business) to any employee of the Companies or any Subsidiary.

(e) No employee of either of the Companies or any Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(f) Each of the Companies and the Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(g) There has been no lay-off of employees or work reduction program undertaken by or on behalf of either of the Companies or any Subsidiary in the past two years, and no such program has been adopted by either of the Companies or any Subsidiary or publicly announced.

3.23 Employee Benefits. Schedule 3.23 lists each Employee Benefit Plan that each of the Companies or Subsidiaries maintain or sponsor or to which each of the Companies or Subsidiaries contribute or are obligated to contribute, or with respect to which any of the Companies or the Subsidiaries have any current or potential obligation or liability.

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code, including but not limited to Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”), Section 4980D of the Code and Sections 701 through 707 of ERISA, and Title XXII of the Public Health Service Act.

(b) All material contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan within the meaning set forth in ERISA § 3(2).

(c) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service, or is a prototype plan and the prototype sponsor has received a favorable opinion letter from the Internal Revenue Service, to the effect that it meets the requirements of Code §401(a).

(d) The Companies have delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

(e) There are no criminal proceedings against, and no material civil, arbitration, administrative or other proceedings or disputes by or against, the trustees, managers or administrators of the Employee Benefit Plans or either of the Companies or any Subsidiary in relation to the Employee Benefit Plans and none is pending or, to the Knowledge of the Sellers, threatened. There are no pending, anticipated or, to the Knowledge of the Sellers, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan with respect to such a plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). Neither of the Companies nor a Subsidiary nor any Employee Benefit Plan, trust created thereunder, or any trustee or administrator thereof has engaged in a prohibited transaction, as defined in Section 406 of ERISA and Section 4975 of the Code, or in a transaction in connection with which either of the Companies or any Subsidiary, any Employee Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(f) Schedule 3.23 lists each employee of each of the Companies or any Subsidiary who is (i) absent from active employment due to short or long-term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(g) With respect to continuation rights arising under federal or state Law as applied to Employee Benefit Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 3.23 lists (i) each Employee, former employee or qualifying beneficiary of either of the Companies or a Subsidiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(h) Neither of the Companies nor any Subsidiary has any material unfunded liability under any such Employee Benefit Plan. Each of the Companies and the Subsidiaries if applicable have the right to modify and terminate benefits (other than vested pension benefits) with respect to both retired and active employees under such Employee Benefit Plans. The consummation of the transactions contemplated by this Agreement will not cause accelerated vesting, payment or delivery of any payment or benefit under or in connection with any such Employee Benefit Plan or constitute a “deemed severance” or “deemed termination” under any such Employee Benefit Plan otherwise with respect to, any current or former director, officer or employee of either of the Companies or a Subsidiary.

(i) Schedule 3.23 sets forth the policy of both of the Companies and the Subsidiaries with respect to accrued vacation, personal and sick time and earned time off applicable to the Employees and the total amount of such liabilities with respect to the employees as of the date hereof.

(j) Neither of the Companies nor any Subsidiary has maintained, established, sponsored, participated in or contributed to (i) any Employee Plan that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, (iii) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or a multiple employer plan within the meaning of Section 413(c) of the Code.

(k) Except as disclosed on Schedule 3.23 (i) no Employee Benefit Plan, excluding any short-term disability, nonqualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of either of the Companies or a Subsidiary, (ii) no Employee Benefit Plan which is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA is funded by a trust or is subject to Section 419, 419A or 501(c)(9) of the Code, and (ii) neither of the Companies nor any Subsidiary has maintained, established, sponsored, participated in or contributed to a “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(l) Except as disclosed on Schedule 3.23, no Employee Benefit Plan or written or oral agreement obligates either of the Companies or any Subsidiary to provide medical, surgical, hospitalization, life, death or other welfare benefits (whether or not insured) for employees or former employees or directors of either of the Companies or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law including COBRA, or (ii) death benefits under any “employee pension plan” as defined under Section 3(2) of ERISA.

(m) Each Employee Benefit Plan that is subject to Code Section 409A has been operated and administered in good faith compliance with Code Section 409A, and all regulations, notices and other guidance of general applicability issued thereunder, from the period beginning January 1, 2005, through Closing. Neither of the Companies nor any Subsidiary has any obligation under or with respect to any Employee Benefit Plan that might be subject to an excise tax under Code Section 409A. There is no stock option or other stock-based right granted under any Employee Benefit Plan that is subject to Code Section 409A.

3.24 Affiliate Transactions. No Insider has any Contract with either of the Companies or any Subsidiary (other than employment not represented by a written Contract and terminable at will), any loan to or from either of the Companies or any Subsidiary or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of each of the Companies or any Subsidiary (other than ownership of the Shares). No Insider has any direct or indirect interest in any competitor, supplier or customer of either of the Companies or any Subsidiary or in any Person from whom or to whom the Companies or any Subsidiary leases any property, or in any other Person with whom either of the Companies or any Subsidiary otherwise transacts business of any nature.

3.25 Brokerage. Except for fees and expenses payable to Stifel Nicolaus set forth on Schedule 3.25, no Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of either of the Companies or any Subsidiary for which either of the Companies or any Subsidiary are or could become liable or obligated.

3.26 Availability of Documents. Each of the Companies any Subsidiaries have delivered or made available to Buyer correct and complete copies of the items referred to in the Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

3.27 Bank Accounts; Power of Attorney. Schedule 3.27 sets forth all accounts or safe deposit boxes at any bank or other financial institution of each of the Companies and Subsidiaries, and the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes. Schedule 3.27 sets forth all powers of attorney entered into by either of the Companies or Subsidiaries.

3.28 Disclosure Controls and Procedures. Each of the Companies and Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Each of the Companies and Subsidiaries (i) has implemented and maintains disclosure controls and procedures designed to ensure that material information relating to each of the Companies and

Subsidiaries, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Companies or Subsidiaries by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to each of the Companies’ or Subsidiaries’ outside auditors any fraud, whether or not material, that involves management or other employees who have a significant role in each of the Companies and Subsidiaries internal controls over financial reporting. Except as set forth on Schedule 3.28, as of the date hereof, Sellers have no reason to believe that Buyer’s outside auditors and Buyer’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

3.29 Disclosure; Information Supplied. The statements concerning the Companies and each Subsidiary contained in this Agreement, the Disclosure Schedule, the Closing Date Balance Sheet form attached hereto as Exhibit A excluding any examples set forth thereon, the items and documents identified on Schedule 3.29 (the “Disclosed Documents”), or any certificate or other instrument furnished or to be furnished by or on behalf of the Companies, the Sellers or the Sellers’ Representative to Buyer or any of its representatives pursuant to Section 1.5(b)(i)(B) this Agreement, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and/or misleading.

IV. Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that as of the date of this Agreement:

4.1 Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, with all power and authority necessary to execute, deliver and perform this Agreement and the Escrow Agreement.

4.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement and the Escrow Agreement by Buyer have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles. The Escrow Agreement, when executed and delivered by Buyer, will constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 No Breach. Assuming all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained, the execution, delivery and performance of this Agreement and the Escrow Agreement to which it will become a party by Buyer will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any material Law, Governmental Order or Governmental Authority applicable to Buyer; or (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, result in the termination, amendment, suspension, modification or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any material Contract that is either binding upon or enforceable against Buyer.

4.4 Consents and Approvals. The execution and delivery of this Agreement by Buyer does not, and except as set forth on Schedule 4.4 the performance of this Agreement by Buyer will not, require any material Consent, Governmental Authorization or other action by, or filing with or notification to, any Governmental Entity, except (a) such filings and Governmental Authorization as may be required by the FCC or the FCC Rules, IUB and IUB Rules and the MPUC or the MPUC Rules or (b) the applicable notification requirements of the HSR Act.

4.5 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which any Seller is or could become liable or obligated.

4.6 Investment Intent. Buyer (a) understands that the Shares have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) is acquiring the Shares solely for Buyer’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning the Companies and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

4.7 Availability of Funds. Buyer has sufficient funds available to it for purposes of consummating the transactions contemplated by this Agreement.

V. Agreements of Sellers

Sellers agree with Buyer that:

5.1 Conduct of the Business. Unless Buyer shall otherwise agree in writing or except as otherwise contemplated by this Agreement, Sellers will cause each of the Companies and the Subsidiaries to observe the following provisions until and including the Closing Date:

(a) each of the Companies and the Subsidiaries will conduct its business only in, and neither of the Companies nor any Subsidiary will take any action except in, the Ordinary Course of Business and in accordance with applicable Law and each will continue to conduct its respective business in accordance with past practices, assuming such practices lead to retaining value in each of the Companies and Subsidiaries and not to maximizing distributions to the shareholders of each of the Companies;

(b) each of the Companies and the Subsidiaries will (i) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii), subject to applicable Laws, confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as reasonably requested by Buyer and (iii) except as required by Law or Contract, not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by the Companies in this Agreement untrue at the Closing;

(c) neither the Companies nor any Subsidiary will change any of their methods of accounting in effect on September 30, 2007, other than changes required by GAAP or the FCC;

(d) neither CS&L nor BCC shall make any distributions of cash or assets to their respective shareholders except (i) as necessary to provide such shareholders cash to pay tax obligations; (ii) the distribution of the Subsidiary Equity Interest contemplated in Section 7.1(d); (iii) proceeds resulting from the sale of Northern PCS Services, LLC to the extent the Subsidiary Equity Interests have not yet been distributed; (iv) the proceeds resulting from the disposition of Wireless Communication Ventures; (v) the split dollar life insurance policies numbers 118-10-976, 151-81-575 and 153-27-893 held for estate planning purposes and related receivables; or (vi) marketable securities or cash as specifically contemplated by this Agreement as necessary to keep Closing Date Working Capital below $20,000,000;

(e) neither of the Companies nor any Subsidiary will cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) neither of the Companies nor any Subsidiary will (i) dispose of any assets except (A) in the Ordinary Course of Business, provided that the monetary value of any such asset or assets in the aggregate shall not exceed $50,000; (B) disposition of cash to repay bank debt or capital lease obligations as contemplated under Section 7.1(b) or (C) as contemplated by this Agreement or (ii) otherwise transfer any asset, including cash, among the Companies, Subsidiaries or entities in which either of the Companies or a Subsidiary holds an Equity Investment;

(g) neither of the Companies nor any Subsidiary will incur any additional Indebtedness or refinance existing Indebtedness;

(h) except as set forth on Schedule 5.1(h), neither of the Companies nor any Subsidiary will make any capital contributions, loans, further equity investments or guarantee any Indebtedness or otherwise incur any liabilities or Indebtedness, contingent or otherwise, on behalf of any entity in which one of the Companies or a Subsidiary has an Equity Investment;

(i) neither of the Companies nor any Subsidiary will make any investments, either in the form of equity or debt, in any proposed new ventures; and

(j) neither of the Companies nor any Subsidiary shall transfer on their respective stock ledgers or books or issue stock certificates upon transfer of Shares or otherwise issue any additional equity.

5.2 Notice of Developments. The Sellers will cause the Companies to notify Buyer of any emergency or other change in the Ordinary Course of Business of the Companies or any Subsidiary or the commencement or threat (of which Sellers have Knowledge) of Litigation or any development prohibited by Section 5.1 hereof.

5.3 Pre-Closing Access. Through the Closing Date Sellers will cause each of the Companies and each of the Subsidiaries to afford to Buyer and its authorized representatives access at reasonable times during normal business hours and upon 48 hours advance notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budgets and other information of each of the Companies and the Subsidiaries, and the personnel and the workpapers of Olsen Thielen and otherwise provide such assistance as may be reasonably requested by Buyer; provided that such access shall not materially interfere with the business of the Companies and the Subsidiaries and no such access shall be (i) to trade secrets or know-how or (ii) for invasive procedures. Buyer agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated August 18, 2007 (the “Confidentiality Agreement”), between the Companies and Buyer will apply with respect to information obtained by Buyer under this Section 5.3.

5.4 Conditions. Sellers will use their commercially reasonable efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

5.5 Consents and Authorizations; Regulatory Filings. Sellers will use commercially reasonable efforts to obtain, and will cause each of the Companies and the Subsidiaries to use commercially reasonable efforts to obtain, the required consents set forth on Schedule 5.5 attached hereto (“Required Consents”) and Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, materially and adversely affect the conduct after Closing of the business of the Companies or any Subsidiary as it is currently conducted. Without limiting the foregoing, promptly after the date of this Agreement, Sellers will make, and will cause each of the Companies and the Subsidiaries to make, all filings and submissions required by them or it under the HSR Act, the FCC Rules, the MPUC Rules, the IUB Rules and any other Law applicable to Sellers, or the Companies or any Subsidiary, required for the consummation of the transactions contemplated by this Agreement requested to be filed by either of the Companies or Subsidiary, with the Sellers to be responsible for any filings with the MPUC. Sellers will use commercially reasonable efforts, and will cause the Companies to use commercially reasonable efforts, to obtain an early termination of the applicable waiting period under the HSR Act. Sellers will cooperate in all commercially reasonable respects with the Buyer and cause each of the Companies and Subsidiaries to cooperate in all commercially reasonable respects with Buyer with respect to any filings or submissions and will promptly inform Buyer of any communication from the Federal Trade Commission, Department of Justice, FCC, MPUC, IUB or any other Governmental Entity. Sellers will promptly comply with any request for additional information made by the relevant Governmental Entities, engage in good faith discussions and negotiations with the relevant Governmental Entities, and use commercially reasonable efforts to respond to any proceedings by the relevant Governmental Entities.

5.6 No Sale. No Seller will sell, pledge, transfer or otherwise place any Encumbrance on any Shares owned by such Seller.

5.7 Confidentiality.

(a) Sellers will keep confidential and will not divulge any and all information concerning the business and affairs (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, however documented, and any and all notes, analyses, compilations, studies, summaries, this Agreement and other material containing or based, in whole or in part, on any information included in the foregoing (“Confidential Information”) of the Companies or any Subsidiary; provided, however, this Agreement shall no longer be considered Confidential Information if the Buyer files this Agreement with a current or periodic report filed with the SEC. Sellers acknowledge that such Confidential Information constitutes a unique and valuable asset of the Companies or a Subsidiary and represents a substantial investment of time and expense by the Companies or a Subsidiary, and that any disclosure or other use of such Confidential Information other than for the sole benefit of the Companies or a Subsidiary may cause irreparable harm to the Companies or a Subsidiary. The foregoing obligations of confidentiality will not apply to any Confidential Information that (i) is or subsequently becomes generally publicly known, other than as a result of the breach of this Agreement by Sellers, (ii) is or becomes available to any such Seller on a non-confidential basis from a source that to the Seller’s knowledge is not prohibited from disclosing such information to such Seller by a legal, contractual or fiduciary obligation to any other Person; provided, that nothing in this Section 5.7 shall prohibit any Seller or any of its Affiliates from disclosing any information in connection with any Litigation by or against such Seller or any of its Affiliates.

(b) In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.7. If, in the absence of a protective order or the receipt of a waiver from Buyer, such Seller is, on the advice of counsel, compelled to disclose any Confidential Information, such Seller may disclose the Confidential Information; provided, however, that the disclosing Seller will use such Seller’s commercially reasonable efforts to obtain, at the request of Buyer and at Buyer’s expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer designates.

5.8 Exclusivity. Sellers will not and will not allow either of the Companies or any Subsidiary to directly or indirectly, through any officer, director, agent, affiliate or otherwise, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity (including any of its officers or employees) relating to any acquisition of business of either of the Companies or Subsidiaries or all or a material portion of the assets of either of the Companies or any Subsidiaries, participate in the negotiations regarding or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek such acquisition or other transaction and Sellers will and will cause each of the Companies or any Subsidiary to terminate all ongoing discussion with any other parties regarding above.

5.9 401(k) Plan. Prior to the Closing Date the Sellers will, if so requested by the Buyer, cause the Companies or any Subsidiary to terminate any 401(k) Plan and Sellers will be responsible for the payment prior to Closing of any obligations that have accrued prior to the Closing Date under any such 401(k) Plan. In the event that the Buyer requests that the 401(k) Plan be terminated, prior to the Closing Date, Sellers will cause the Companies or any Subsidiary to contribute to the 401(k) Plan any amounts the Companies or any Subsidiary have accrued for discretionary matching or discretionary profit sharing contributions pursuant to the terms of the 401(k) Plan. Any obligations of the Companies or any Subsidiary under a 401(k) Plan or profit sharing payment accrued as of the Closing Date and not paid at or before Closing shall be the responsibility of the Sellers and to the extent the terms of any such 401(k) Plan do not allow for termination without liability, the Sellers shall be responsible for any additional payments due under such 401(k) Plan that accrue after the Closing until such time as Buyer can, without liability, terminate any such 401(k) Plan.

5.10 Employee Obligations

(a) The Sellers shall be responsible for (a) change of control, retention or any other payments to employees triggered by the transactions contemplated under this Agreement and (b) except as otherwise accrued on the Closing Date Balance Sheet, any deferred or long term compensation owed by the Companies to either a current or former employee earned prior to the Closing, due and payable as a result of the transactions contemplated by this Agreement or owed pursuant to a contract arrangement, including but not limited to any long-term compensation owed to Gene South under the South Employment Agreement or other arrangement with Mr. South or any other Employee or former employee of the Companies or a Subsidiary as of the Closing (“Employee Obligations”).

(b) Prior to Closing the Sellers shall notify in writing any retirees of either of the Companies or any Subsidiary currently covered by the Group Health Plan provided by the Companies or any Subsidiary that after the Closing such coverage will no longer be provided to such retiree, regardless of who is responsible for paying the cost of such coverage.

5.11 Audited Financial Statements. The Sellers shall cause CS&L and BCC and the Subsidiaries to deliver to the Buyer as soon as possible but no later than April 15, 2008 audited consolidated financial statements for the year ending December 31, 2007 of CS&L and BCC, prepared consistent with past practices (the “2007 Financial Statements”). Buyer shall pay the cost of obtaining the CS&L audit.

5.12 Title. As soon as is reasonably possible after the date of this Agreement, Buyer shall begin to obtain at Sellers’ expense, for each parcel, tract or subdivided land lot of Owned Real Property and each parcel of Real Property subject to a Ground Lease set forth on Schedule 5.12 (the “Company Real Property”):

(i) from a national title insurance company selected by Buyer (the “Title Insurer”): (A) title commitments issued by the Title Insurer to insure title to all land and improvements, in the amount of that portion of the Purchase Price allocated to the Company Real Property covering such land and improvements as agreed upon by the Buyer and the Sellers, naming Buyer as the proposed insured and having an effective date after the date of this Agreement, wherein the Title Insurer shall agree to issue ALTA standard form policies of title insurance (whether owner’s policies or leasehold policies) (each a “Commitment”); and (B) complete and legible copies of all recorded documents described in the Commitments or as special exceptions thereunder (the “Recorded Documents”); and

(ii) a survey of each parcel of the Company Real Property by a land surveyor licensed by the state of Minnesota and bearing a certificate, signed and sealed by the surveyor, certifying that: (A) such survey was made (1) in accordance with “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” jointly established and adopted by ALTA and ACSM, and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11 and 13 of Table A thereof, and (2) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate of survey); and (B) such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting such Company Real Property as disclosed in the Commitments (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Company Real Property or by the improvements onto any easement area or adjoining property (each a “Survey”).

Each Commitment shall include the Title Insurer’s requirements for issuing its title policy. The Commitments will include proper searches covering bankruptcies, state and federal judgments and liens and levied and pending special assessments and shall be accompanied by copies of all Recorded Documents presently affecting the Company Real Property.

Within twenty (20) days after receipt of each Commitment and related Survey, Buyer will make written objections, if any, to the form and/or contents of the Commitments, with such objections limited to items that would prevent Buyers, or the Companies or any Subsidiary, from having Marketable Title to the Company Real Property after the Closing (“Objections”). Buyer’s failure to make Objections within such time period will constitute waiver of such Objections. Any matter shown on the Commitments and not objected to by Buyer shall be a “Permitted Encumbrance” under the terms of this Agreement. Sellers shall use its commercially reasonable efforts to cure any Objections. If the Objections are not cured within sixty (60) days of receipt of the Objections, Buyer may at its sole discretion (1) terminate this Agreement; or (2) waive any or all of the Objections and proceed to Close pursuant to Section 1.5 of this Agreement. A waiver of all or a portion of the Objections by Buyer pursuant to this Section 5.12 shall not limit Buyer’s right to indemnification pursuant to Article IX of this Agreement.

Buyer at its expense may obtain a title policy (“Title Policy”) issued by the Title Insurer pursuant to the Commitments, or suitably marked up Commitments initiated by a title company officer undertaking to issue such a Title Policy in the form required by the Title Commitments.

5.13 Environmental Review. As soon as is reasonably possible, and in no event later than one hundred twenty (120) days after the date of this Agreement, at Seller’s expense, Buyer shall obtain Phase I Environmental Site Assessments meeting the current ASTM standard and the United States Environmental Protection Agency’s “All Appropriate Inquiry” standard (“Phase I Reports”) for each parcel of Company Real Property and Buyer may, at its sole expense and in addition to the Phase I Reports, conduct any other environmental assessments, including but not limited to soil tests, well tests, engineering inspections and environmental site assessments of the Company Real Property (the “Environmental Review”). Sellers shall cause the Companies and Subsidiaries to provide reasonable access and information to Buyer and otherwise reasonably cooperate with Buyer in the Environmental Review. To the extent Buyer conducts any testing on the Company Real Property, it shall repair any and all resulting damage to the Company Real Property unless waived by Sellers in writing. Within twenty (20) days after the conclusion of the Environmental Review, Buyer will notify Sellers in writing with respect to any remedial actions that Buyer deems necessary to be taken as a result of the Environmental Review (“Environmental Corrections”). Sellers will have sixty (60) days after receipt of any Environmental Corrections to complete or make arrangements for the completion, including the payment, of any Environmental Corrections. If the Environmental Corrections are not completed or satisfactory arrangements for the completion of such Environmental Corrections are not agreed upon to the Buyer’s satisfaction within sixty (60) days of receipt of the required Environmental Corrections, Buyer may, at its sole discretion (1) terminate this Agreement; or (2) waive the Environmental Corrections and proceed to Close pursuant to Section 1.5 of this Agreement. Neither the Environmental Review nor a waiver of any or all Environmental Corrections by Buyer pursuant to this Section 5.13 shall limit Buyer’s right to indemnification pursuant to Section 9.1(c) of this Agreement.

5.14 Consolidation of CS&L. If re-audited financial statements for the Companies become necessary pursuant to Section 7.1(e), Sellers agree to cause the transfer of the CS&L Shares currently held by Bishop to BCC such that CS&L becomes a wholly-owned subsidiary of BCC prior to the Closing Date.

5.15 Employee Notification and Buyer Employee Agreements. As soon as practicable after the execution of this Agreement, in coordination with the Buyer Sellers shall cause the Companies and any Subsidiary, as necessary, to notify the Employees regarding the transactions contemplated under this Agreement including the provisions of Section 6.5 of this Agreement. Buyer shall use commercially reasonable efforts to cooperate and participate with the Sellers with respect to all such communications and Sellers, subject to the terms of this Agreement, shall use commercially reasonable efforts to obtain executed Buyer Employee Agreements in accordance with Section 6.5 hereof.

VI. Agreements of Buyer

Buyer agrees with Sellers that:

6.1 Conditions. Buyer will use its commercially reasonable efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date. Without limitation of the foregoing, Buyer will contact the RTFC within thirty (30) days after the date of this Agreement to request the waivers necessary to satisfy the condition set forth in Section 7.1(n).

6.2 Consents and Authorizations; Regulatory Filings. Buyer will use commercially reasonable efforts to obtain all Consents and Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, promptly after the date of this Agreement, Buyer will make all filings and submissions required by it under the HSR Act, the FCC Rules, the MPUC Rules, IUB Rules and any other Law applicable to Buyer required for the consummation of the transactions contemplated by this Agreement, with Buyer to be responsible for any filings with the IUB and FCC. Buyer will use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act. Buyer will cooperate in all commercially reasonable respects with the Sellers with respect to any filings or submissions and will promptly inform Sellers’ Representative of any communication from the Federal Trade Commission, Department of Justice, FCC, IUB, MPUC or any other Governmental Entity. Buyer will promptly comply with any request for additional information made by the relevant Governmental Entities, engage in good faith discussions and negotiations with the relevant Governmental Entities, and use commercially reasonable efforts to respond to any proceedings by the relevant Governmental Entities; provided, that Buyer will not be required to dispose of, hold separately or make any change in, any portion of its business or assets (or the business or assets of the Companies or any Subsidiary).

6.3 Books and Records; Access. After the Closing Date, Buyer will cause the Companies to hold all of the books and records of each of the Companies and the Subsidiaries existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than two years from the Closing Date and, if Buyer thereafter proposes to destroy or dispose of any such books and records, Buyer shall offer first in writing at least 60 days prior to such proposed destruction or disposition to surrender such books and records to Sellers’ Representative at the sole expense of Sellers. After the Closing Date, Buyer will cause each of the Companies and the Subsidiaries to afford Sellers’ Representative and its accountants and counsel, during normal business hours, upon reasonable request, full access to such books and records of each of the Companies and the Subsidiaries as existed prior to the Closing Date. Buyer will make available to Sellers’ Representative upon written request and at the expense of Sellers, but consistent with Buyer’s business requirements, reasonable assistance of any of the Companies’ personnel whose assistance or participation is required by Sellers’ Representative, in anticipation of, or preparation for, existing or future litigation or other matters in which Sellers are involved related to the Companies or the Subsidiaries.

6.4 Indemnification of Officers and Directors.

(a) All rights to indemnification existing in favor of those Persons who are, or were, directors and officers of the Companies at or prior to the date of this Agreement (the “Indemnified Persons”) will survive the Closing and will be observed by the Companies to the fullest extent permitted by Minnesota Law for a period of six years from the Closing Date.

(b) From the Closing Date until the sixth anniversary of the Closing Date, the Companies will maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Closing Date, the existing policy of directors’ and officers’ liability insurance maintained by the Companies as of the date of this Agreement in the form disclosed by the Companies to Buyer prior to the date of this Agreement (the “Existing Policy”); provided, however, that (i) the Companies may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Companies will not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of $55,000 in the aggregate. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds $55,000 in the aggregate, the Companies will be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to $55,000.

(c) This Section 6.4 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Persons and shall be binding on all successors and assigns of Buyer and the Companies. Each of the Indemnified Persons shall be entitled to enforce the covenants contained in this Section 6.4.

(d) In the event that the Companies or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or coveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Companies, as the case may be, assume the obligations set forth in this Section 6.4.

6.5 Employees. Except for Bishop and Jill W. Bishop, the Buyer will continue to employ the Employees of the Companies and Subsidiaries as employees for at least one (1) year after the Closing Date, on substantially the same terms and conditions as they are employed immediately prior to the Closing Date, unless (a) an Employee voluntarily terminates or elects to accept a different proposal if such Employee is notified that his or her position will be eliminated after the conclusion of one (1) year, subject to the right of the Companies to terminate the employment of an Employee for cause or (b) an Employee fails to sign Buyer’s standard form employee agreements attached hereto as Schedule 6.5 (the “Buyer Employee Agreements”) prior to the Closing Date. Buyer will cause the Companies to retain Gene South for no less than the remaining term of the South Employment Agreement. Each employee will receive base compensation no less than the base compensation (or in the case of commissioned employees, not less than the commission structure) provided to such employee by the Companies immediately prior to the Closing Date, and without an employee’s consent, will not be relocated more than 50 miles from employee’s place of employment immediately prior to the Closing Date.

6.6 Employee Benefits.

(a) After the Closing, except as set forth in this Section 6.6 and as set forth on Schedule 6.6, Buyer will maintain the existing Employee Benefit Plans of the Companies or offer substantially comparable benefits to the Employees. In the event there are liabilities related to any Employee Benefit Plan, including but not limited to a breach of a representation and warranty set forth in Section 3.23 of this Agreement, as a result of events that occurred prior to the Closing or liabilities related to any Employee Benefit Plan or triggered as a result of the transactions contemplated under this Agreement (“Employee Benefit Liabilities”), these Employee Benefit Liabilities will be the responsibility of the Sellers pursuant to Section 9.1(c).

(b) Each Employee employed by the Companies after the Closing Date will be eligible to participate in employee welfare benefit plans with full credit for years of past service to the Companies and not subject to pre-existing condition exclusions as of the first day after the Closing Date. Buyer will, or will cause the Companies, to provide each employee with benefits under the employee welfare benefit plans that are at least substantially equivalent in the aggregate to the benefits provided to such employee pursuant to the employee welfare benefit plans of the Companies immediately prior to the Closing Date. For purposes of vacation accrual and severance payments, Buyer will give the employees full credit for years of past service for the Companies and for all accrued but unused vacation as of the Closing Date.

(c) Each employee employed by the Companies after the Closing Date will be eligible to participate in a 401(k) plan maintained by Buyer or the Companies, subject to any eligibility requirements applicable to the such plan but with full credit for years of past service with the Companies for the purpose of satisfying any eligibility and vesting periods applicable to such plan and will be eligible to enter such 401(k) plan as of the first day after the Closing Date.

6.7 Tax Matters. Without the prior written consent of Sellers’ Representative, which will not be unreasonably withheld, Buyer will not, and will not cause or permit the Companies or the Subsidiaries, to (i) take any action on or after the Closing Date, other than in the Ordinary Course of Business, that could give rise to any Tax liability of Sellers in excess of $50,000 or indemnification obligation of Sellers under Section 9.1, (ii) make or change any material Tax election, amend any Return, take any Tax position on any Return, or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax benefit of Sellers, (iii) agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Companies or the Subsidiaries for any period that ends on or before the Closing Date (the “Pre-Closing Period”) or any taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”), or (iv) surrender any right to a claim of a refund of Taxes related to the period prior to the Closing Date.

VII. Conditions to Closing

7.1 Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion, of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Articles II and II that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all materials respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Articles II and III that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date; provided, however, any additions (either a new guarantee or an increase in the obligations secured by an existing guarantee) to the items listed on Schedule 3.16 as required by Section 3.16(a)(x) shall be deemed to make the representation and warranty set forth in Section 3.16(a)(x) untrue and incorrect;

(b) Sellers shall have caused both of the Companies and Subsidiaries (excluding EN-TEL) to repay any and all bank debt and Capital Lease obligations owed by either of the Companies or any wholly owned Subsidiaries of either of the Companies and to release any guarantees or Encumbrances related to such bank debt or Capital Lease obligations and Sellers shall cause the Companies or any such Subsidiary to use commercially reasonable efforts to cause the lenders of such bank debt to waive or minimize any Prepayment Fees;

(c) Sellers shall have caused the Companies to sell, distribute or transfer any marketable securities held by either of the Companies or any Subsidiary;

(d) Sellers shall cause the Companies to distribute or transfer all equity interest (the “Subsidiary Equity Interest”) held in Lakedale Cellular, Inc. and LPCS, Inc. (the “Distributed Entities”) prior to the Closing Date such that after the Closing Date any liabilities or obligations related to such Subsidiary Equity Interest shall be the responsibility of the Sellers and not of the Companies or any Subsidiary;

(e) If required by Buyer and at the expense of Buyer, Sellers shall cause each of the Companies to prepare re-audited financial statements for the two (2) prior fiscal years completed as of the Closing Date as well as reviewed interim financial statements as required by the SEC in a form and condition satisfactory to the Buyer to be included in the Buyer’s current and periodic reports filed with the SEC as well as any consent from the auditors of such financial statements or information required for the Buyer to use and include such financial statements and information in the Buyer’s financial statements or periodic reports.

(f) Sellers shall cause the Companies or any Subsidiary to perform any obligation of the Sellers or the Companies or a Subsidiary to be performed prior to the Closing Date set forth in Article X of this Agreement.

(g) Sellers will have performed and complied with each of their agreements contained in this Agreement in all material respects;

(h) All Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing, except where the failure to obtain any such Governmental Authorizations would not have a Material Adverse Effect, and the applicable waiting periods under the HSR Act will have expired or will have been terminated;

(i) Sellers shall have obtained all Required Consents;

(j) Sellers will have delivered to Buyer estoppel certificates from each landlord under the Ground Leases in form reasonably acceptable to Buyer, stating that the Ground Lease is in full force and effect and that the tenant is not in default and confirming the terms of each applicable Ground Lease.

(k) Sellers will have delivered each of the agreements, certificates, instruments and other documents that they are obligated to deliver pursuant to Section 1.5(b)(i).

(l) Sellers will have delivered a release in form and substance acceptable to the Buyer executed by Bishop and his spouse releasing the Companies, any Subsidiary and the Buyer from any further obligations under the Bishop Deferred Compensation Agreement and agreeing that after payment of $227,312 no further amount shall be owed to Bishop or his spouse in connection with the Bishop Deferred Compensation Agreement (the “Bishop Release”).

(m) No Litigation will be pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Companies or any Subsidiary, or to compel Buyer or any of its Subsidiaries or the Companies or any Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Companies or its Subsidiaries, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Companies or any of their respective officers or directors;

(n) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

(o) Buyer shall have obtained any necessary waivers or amendments from the RTFC, as administrative agent for the Buyer’s Amended and Restated Credit Agreement, including but not limited to a release regarding the obligation to require EN-TEL to provide a subsidiary guarantee.

7.2 Conditions to Sellers’ Obligations. The obligation of Sellers to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of Sellers’ Representative, of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article IV that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all materials respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and the representations and warranties set forth in Article IV that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as through then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b) Buyer will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) All Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing, except where the failure to obtain any such Governmental Authorizations would not have a Material Adverse Effect, and the applicable waiting periods under the HSR Act will have expired or been terminated;

(d) No Litigation will be pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, or (iii) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Sellers or the Companies or any of their respective officers or directors;

(e) No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; and

(f) Buyer will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 1.5(b)(ii).

7.3 Election of Remedies. Any waiver of any condition of Closing shall constitute an election of remedies, and the party waiving such condition shall have no claim for any breach of this Agreement to the extent of such waiver.

VIII. Termination

8.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Sellers’ Representative;

(b) by Sellers’ Representative, if

(i) Buyer has materially breached any agreement contained in this Agreement and such breach is not cured, or is incapable of being cured, within 30 days after the receipt by Buyer of written notice thereof;

(ii) the transactions contemplated by this Agreement will not have been consummated on or before September 30, 2008; provided, that Sellers’ Representative will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if Sellers’ failure to comply fully with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; and provided, further, that Buyer may upon written notice to Sellers’ Representative unilaterally extend such date from September 30, 2008 to December 31, 2008 to the extent desirable to secure any necessary Governmental Authorization, including, without limitation, those relating to the FCC Rules, IUB Rules and the MPUC Rules;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing; or

(iv) any of the conditions set forth in Section 7.2 will have become impossible to satisfy.

(c) by Buyer, if

(i) any Seller has materially breached any agreement contained in this Agreement and such breach is not cured, or is incapable of being cured, within 30 days after the receipt by Sellers’ Representative of written notice thereof;

(ii) the transactions contemplated by this Agreement will not have been consummated on or before September 30, 2008; provided, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if Buyer’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; and provided, further, that Sellers’ Representative may upon written notice to Buyer unilaterally extend such date from September 30, 2008 to December 31, 2008 to the extent desirable to secure any necessary Governmental Authorization, including, without limitation, those relating to the FCC Rules, IUB Rules and the MPUC Rules;

(iii) a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing or that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 7.1(m); or

(iv) any of the conditions set forth in Section 7.1 will have become impossible to satisfy.

8.2 Effect of Termination. The right of termination under Section 8.1 is in lieu of any other remedy Buyer or Sellers may have under this Agreement or otherwise for failure of this Agreement to close. If this Agreement is terminated, all obligations of the parties under this Agreement will terminate except that Article XII will survive indefinitely and the Confidentiality Agreement will survive in accordance with its terms unless sooner terminated or modified by the parties in writing.

IX. Indemnification

9.1 Indemnification by Sellers.

(a) Sellers will jointly and severally indemnify in full Buyer and hold it harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Articles II or III of this Agreement or any closing certificate delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any Additional Indemnified Item (as defined in Section 9.1(c)), or (iii) any breach of any of the agreements of any Seller contained in this Agreement (collectively, “Buyer Losses”).

(b) Sellers will indemnify Buyer for Buyer Losses pursuant to Section 9.1(a)(i) only if the Buyer Loss attributable thereto is greater than $5,000 (it being understood that Buyer Losses that do not meet such threshold shall not be aggregated for purposes of clause (ii) hereof; provided, however, Buyer Losses that do not meet the threshold may be aggregated for purposes of clause (ii) hereof if such Buyer Losses are part of a series of Buyer Losses reasonably related to the same event (or series of related events), action or fact that causes such Buyer Losses), and (ii) the aggregate amount of all Buyer Losses attributable thereto exceeds $427,065.23 (the “Basket Amount”), in which case Sellers will be liable only for the aggregate amount of such Buyer Losses in excess of the Basket Amount.

(c) Except for the following (each an “Additional Indemnified Item” and collectively, the “Additional Indemnified Items”), Sellers’ liability for Buyer Losses will not exceed the aggregate amount of the Indemnification Escrow Amount:

(i) Any Loss resulting from fraudulent or willful misconduct by Sellers;

(ii) Any Loss related to a breach of the representations and warranties of the individual Sellers set forth in Article II or any breach of any of the agreements of any Seller contained in this Agreement;

(iii) Any breach of the representations and warranties set forth in Section 3.5;

(iv) Any Loss attributable to Taxes (or the non-payment thereof) of either of the Companies or any Subsidiary for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date, including but not limited to Taxes imposed on either of the Companies, any Subsidiary or the Sellers resulting from the consummation of the transactions contemplated by this Agreement;

(v) Any Loss related to any liability of either of the Companies or a Subsidiary, whether known or unknown and whether realized or contingent, existing as of the Closing Date under any Environmental Law or with respect to any Hazardous Material;

(vi) Any Loss related to the Distributed Entities;

(vii) Any Loss related to Employee Benefit Liabilities;

(viii) Any Sellers’ Obligations not paid at or before Closing;

(ix) Any adjustment to the Purchase Price pursuant to Section 1.6 in excess of the Balance Sheet Escrow; and

(x) Any amounts for which Sellers are required to reimburse Buyers under the Agreement.

Indemnification for any Additional Indemnified Items shall not be paid from the Indemnification Escrow Amount without Buyer’s consent but shall be paid by the Sellers’ Representative directly to the Buyer and shall not be subject to the Basket Amount or any limitations pursuant to Section 9.4. Sellers’ obligation to indemnify the Buyer for any Additional Indemnification Item that arises (i) pursuant to Sections 9.1(c)(vi), (viii), (ix) and (x) shall survive as long as amounts due under such sections are due or can arise and (ii) pursuant to Sections 9.1(c)(i), (ii), or (v) shall survive indefinitely while Sellers’ obligation to indemnify the Buyer for any other Additional Indemnification Items shall survive as long as Buyer can experience a Loss for any reason for such Additional Indemnification Item or, to the extent determinable, the statutes of limitation applicable to any such Additional Indemnification Item expires; provided, however, that Buyer Losses shall include a Loss incurred by Buyer in a dispute with any third party regarding the expiration of the statute of limitation related to any such Additional Indemnification Item.

(d) Notwithstanding anything herein to the contrary, payments for any Buyer Losses or Additional Indemnified Items shall be limited to the amount of Buyer Losses, if any, that remains after deducting therefrom (i) any Tax benefits that are actually realized by Buyer with respect to such Buyer Losses, to the extent such benefits are readily identifiable (“Tax Benefits”), (ii) any insurance proceeds and any indemnity contribution or other similar payment actually recovered by Buyer from any third party with respect thereto, and (iii) any provision or reserve provided for the item in question reflected as a liability on the face of the Latest Balance Sheet.

(e) If Buyer has a claim for indemnification under this Section 9.1, Buyer will deliver to Sellers’ Representative one or more written notices of Buyer Losses under clause (i) of Section 9.1(a) (each a “Buyer Claim”), prior to 18 months following the Closing Date. If Buyer has a claim for indemnification for an Additional Indemnification Item or a claim under clause (iii) of Section 9.1(a), Buyer will deliver to Sellers’ Representative one or more written notices of such claims (“Additional Claims”) prior to the applicable time limit set forth in Section 9.1(c). Sellers will have no liability under Section 9.1(a) unless the written notices required by the two preceding sentences are given by the dates specified. Any Buyer Claim or Additional Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by Buyer and the nature of the Loss for which indemnification is sought, and it may state the amount of the Loss claimed. If such Buyer Claim or Additional Claim (or an amended Buyer Claim or Additional Claim) states the amount of the Loss claimed and Sellers’ Representative notifies Buyer that Sellers’ Representative does not dispute the claim described in such notice or fails to notify Buyer within 20 business days after delivery of such notice by Buyer whether Sellers dispute the claim described in such notice, the Loss in the amount specified in Buyer’s notice will be admitted by Sellers (an “Admitted Claim”), and Sellers will pay the amount of such Loss to Buyer either in accordance with Section 9.1(f) or directly. If Sellers’ Representative has timely disputed the liability of Sellers with respect to a Buyer Claim or Additional Claim (or an amended Buyer Claim) stating the amount of a Loss claimed, Sellers’ Representative and Buyer will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within sixty (60) days after delivery of the Sellers’ Representatives’ notice, Buyer may pursue arbitration in accordance with Section 12.13 hereof. If a Buyer Claim or Additional Claim does not state the amount of the Buyer Loss claimed, such omission will not preclude Buyer from recovering from Sellers the amount of the Loss described in such Buyer Claim or Additional Claim if any such amount or an estimate thereof is subsequently provided in an amended Buyer Claim or Additional Claim within ninety (90) days of the original delivery of the Buyer Claim or Additional Claim. In order to assert its right to indemnification under this Article IX, Buyer will not be required to provide any notice except as provided in this Section 9.1(e).

(f) Buyer and Sellers will cause the amount of any Buyer Loss for a Buyer Claim, or at Buyer’s option an Additional Claim, to be released to Buyer from the Indemnification Escrow Amount within 10 days following the determination of Sellers’ liability for and the amount of a Buyer Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.1, by agreement between Buyer and Sellers’ Representative or by arbitration award). To the extent funds are available in the Escrow Fund, the Escrow Agent shall satisfy the Sellers’ obligation for a Buyer Claim, or at Buyer’s option an Additional Claim, by transfer of monies in the Escrow Fund to Buyer. Sellers’ Representative shall cause the amount of any Buyer Loss for an Additional Claim not paid from the Escrow Fund as provided in this Section to be paid to Buyer within 10 days following the determination of Sellers’ liability for such Loss.

9.2 Indemnification by Buyer.

(a) Buyer will indemnify in full Sellers and hold them harmless against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Article IV of this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement or (ii) any material breach of any of the agreements of Buyer contained in this Agreement (“Sellers Losses”).

(b) Buyer will indemnify Sellers for Sellers Losses pursuant to Section 9.2(a)(i) only if the Sellers Loss attributable thereto exceeds $427,065.23 (the “Sellers’ Basket Amount”), in which case Buyer will be liable only for the aggregate amount of all such Sellers Losses in excess of Sellers’ Basket Amount.

(c) With the exception of Seller Losses resulting from fraudulent or willful misconduct by Buyer, Buyer’s liability for Seller Losses will not exceed the aggregate amount of the Indemnification Escrow Fund.

(d) If Sellers have a claim for indemnification under Section 9.2(a)(i), Sellers’ Representative will deliver to Buyer one or more written notices of Sellers Losses prior to the 18th month following the Closing Date. If Sellers have a claim for indemnification for a claim under clause (ii) of Section 9.2(a), Sellers’ Representative will delivery to Buyer one or more written notices of such claims. Buyer will have no liability under Section 9.2(a) unless the written notices required by the two preceding sentences are given by the dates specified. Any written notice will state in reasonable detail the basis for such Sellers Losses to the extent then known by Sellers and the nature of Sellers Losses for which indemnification is sought, and it may state the amount of Sellers Losses claimed. If such written notice (or an amended notice) states the amount of Sellers Losses claimed and Buyer notifies Sellers that Buyer does not dispute the claim described in such notice or fails to notify Sellers within 20 business days after delivery of such notice by Sellers whether Buyer disputes the claim described in such notice, Sellers Losses in the amount specified in Sellers’ notice will be admitted by Buyer, and Buyer will pay the amount of such Sellers Losses to Sellers in accordance with Section 9.2(e). If Buyer has timely disputed its liability with respect to such claim, Buyer and Sellers’ Representative will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within sixty (60) days after delivery of Buyer’s notice, Sellers may pursue arbitration in accordance with Section 12.13 hereof. If a written notice does not state the amount of Sellers Losses claimed, such omission will not preclude Sellers from recovering from Buyer the amount of Sellers Losses with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article IX, Sellers will not be required to provide any notice except as provided in this Section 9.2(d).

(e) Buyer will pay the amount of any Sellers Losses to Sellers within 10 days following the determination of Buyer’s liability for and the amount of the Sellers Losses (whether such determination is made pursuant to the procedures set forth in this Section 9.2, by agreement between Sellers Representative and Buyer or by arbitration award).

9.3 Third-Party Actions.

(a) Sellers will jointly and severally, indemnify, defend and hold harmless each of Buyer, the Companies and the Subsidiaries and their officers, directors, employees, agents, shareholders and Affiliates (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting any Litigation instituted by any third party arising out of the actions or inactions of Sellers or the Companies (or allegations thereof) with respect to the period up to and including the Closing Date that are or may be Buyer Losses (any such third party action or proceeding being referred to as a “Third-Party Action”). A Buyer Indemnified Party will give Sellers’ Representative prompt written notice of the commencement of a Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Third-Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Buyer Indemnified Party’s right to indemnification unless such failure has materially and adversely affected Sellers’ ability to defend successfully such Third-Party Action.

(b) Subject to Section 10.3, Buyer will have the right to contest and defend such Third-Party Action on its own behalf. Notice of the intention to so contest and defend will be given to Sellers’ Representative by the Buyer Indemnified Party within 20 business days after the Buyer Indemnified Party’s receipt of notice of such Third-Party Action (but, in all events, at least five business days prior to the date that a response to such Third-Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Buyer. Sellers will be entitled at any time, at their own cost and expense, to participate in such contest and defense and to be represented by attorneys of their own choosing. If the Sellers elect to participate in such defense, the Buyer will cooperate with Sellers in the conduct of such defense. A Buyer Indemnified Party will cooperate with Sellers to the extent reasonably requested by Sellers in the contest and defense of such Third-Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Buyer Indemnified Party if relevant to the defense of such Third-Party Action.

(c) If Buyer does not contest and defend a Third-Party Action or if Sellers’ Representative reasonably determines that Buyer is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Sellers at any time, Sellers’ Representative will be entitled to conduct its own defense and to be represented by an attorney of its own choosing, all at Sellers’ cost and expense.

(d) Neither a Buyer Indemnified Party nor Sellers may concede, settle or compromise any Third-Party Action without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third-Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Third-Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third-Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, the Buyer Indemnified Party alone will be entitled to settle such Third-Party Action in the first instance and, if the Buyer Indemnified Party does not settle such Third-Party Action, Sellers will then have the right to contest and defend (but not settle) such Third-Party Action.

9.4 Escrow. Except for indemnification obligations arising under section 9.1(c), the indemnification obligations of the Sellers in this Article IX will be satisfied solely from the Indemnification Escrow Fund, and except as otherwise set forth herein, Buyer shall not have any recourse against any current or former director, officer, employee or shareholder of the Companies or any Subsidiary in connection with any indemnification claim or any other claim of any nature.

9.5 Sole and Exclusive Remedy. Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 1.6(d), 9.1, 9.2 and, to the extent applicable, 9.3 will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in Articles II through IV of this Agreement and will be in lieu of contract remedies. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement.

9.6 Tax Adjustment. Any payment to Buyer under this Article IX or elsewhere in this Agreement will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price.

X. Additional Agreements

10.1 Responsibility for Filing Returns. Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Returns of the Companies (for purposes of this Article X, the term “Companies” includes the Subsidiaries) required to be filed by the Companies for the period commencing on or after the Closing Date, other than the S corporation income Tax Returns of the Companies for the period ending on the Closing Date, which shall be the sole responsibility (and done at the expense) of Sellers. Buyer shall make available to Sellers and Sellers’ Representative upon request copies of all Returns of the Companies that Buyer is obligated to prepare and file pursuant to this Section 10.1, but only to the extent that such Returns cover a Pre-Closing Period or the portion of a Straddle Period ending on or prior to the Closing Date, as applicable. Buyer shall make any changes to such Returns as are reasonably requested by Sellers.

10.2 Straddle Periods. In the case of a Straddle Period, Taxes of the Companies shall be calculated as though the taxable year of the relevant Company terminated as of the close of business on the Closing Date; provided, however, that in the case of Taxes that are not based on income, receipts, proceeds, profits or similar items, Taxes attributable to the period prior to the Closing Date shall be equal to the amount of Tax for the Straddle Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period through the Closing Date and the denominator of which shall be the number of days in the Straddle Period.

10.3 Tax Proceedings.

(a) Sellers shall have the right to control any audits, examinations, litigation or other proceedings (each, a “Tax Proceeding”) with respect to Returns of the Companies for any Pre-Closing Period (whether or not such Returns are filed before or after the Closing Date). Buyer shall promptly notify Sellers of the commencement of any such Tax Proceeding, and agrees to cooperate with Sellers in such Tax Proceeding. Buyer and its counsel shall be allowed to participate in such Tax Proceedings at Buyer’s expense. In any Tax Proceeding related to a Pre-Closing Period which may have the effect of increasing Buyer’s or the Companies’ Tax liability for any Tax period ending after the Closing Date, the Sellers and the Sellers’ Representative shall not settle or compromise any such Tax Proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided however, that Buyer shall consent to any settlement or compromise if the Sellers fully indemnify Buyer for any increase in Buyer’s or the Companies’ Tax liability as a result thereof. Section 9.3 of this Agreement shall apply to Tax Proceedings to the extent not inconsistent herewith.

(b) Sellers shall have the right to participate in any Tax Proceeding for any Straddle Period that may have the effect of increasing Seller’s Tax liability for any Tax period or portion of a period ending on or prior to the Closing Date or that may result in an indemnification obligation on the part of Sellers pursuant to Section 9.1 hereof. Buyer shall not settle or compromise any such Tax Proceeding without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld or delayed; provided however, that Sellers’ Representative shall consent to any settlement or compromise if the Buyer fully indemnifies Sellers for any increase in Sellers’ or the Companies’ Tax liability resulting from such settlement or compromise or agrees to waive Sellers’ indemnification obligations under Section 9.1 that may result from such settlement or compromise.

10.4 Cooperation on Tax Matters. Buyer, Sellers and Sellers’ Representative shall cooperate fully in any Tax Proceeding. Such cooperation shall include, but shall not be limited to, the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Sellers’ Representative and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Period and Straddle Period until the expiration of the statute of limitations of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

10.5 Refunds. To the extent not accrued as a receivable on the books and records of the Companies and included in the Closing Date Working Capital, Buyer shall promptly pay or cause prompt payment to be made to Sellers by wire transfer of immediately available funds to the account(s) designated by Sellers of all refunds of Taxes and any interest thereon received by, or credited against the Tax liabilities of Buyer, any Affiliate of Buyer or the Companies attributable to Taxes paid by the Companies for any Pre-Closing Period. In the case of refunds for Taxes paid for a Straddle Period, such refunds shall be prorated in the manner set forth in Section 10.2 of this Agreement and the refunds attributable to the period prior to the Closing Date shall be promptly paid by Buyer to Sellers.

10.6 Tax Agreements and Additional Information. Each of the Sellers will execute before the Closing Date agreements electing to close the books of each of the Companies pursuant to §1362 of the IRC or regulations promulgated thereunder as of the Closing Date (“Tax Electing Agreements”). These Tax Electing Agreements shall be filed with the final S-corporation tax returns for each of the Companies as of the Closing Date and the initial C-corporation tax returns for each of the Companies after the Closing Date. Sellers will require the Companies to provide the following tax schedules to the Buyer prior to Closing in form and substance satisfactory to the Buyer: (i) estimated tax depreciation schedules for each of the Companies and Subsidiaries, reflecting original tax cost, in service date, methodology, life, and life to date depreciation claimed (net tax value) as of date of the Closing; (ii) detailed estimated deferred tax analysis, rolled forward for all temporary differences, as of the date of the Closing to be prepared on a C-corporation basis, reflecting the total life to date amount of all temporary differences and will also include reconciliation between book basis and tax basis of related asset and liability (comments on each difference should include reason and authorization for treatment), with the differences reflected on S-corporation status included as if the corporation had retained C-corporation status; and (iii) a schedule reflecting estimated permanent differences on open income tax filings.

XI. Definitions

“2007 Financial Statements” has the meaning set forth in Section 5.11.

“401(k) Plan” means the Lakedale Telephone Company Savings Incentive Plan.

“Admitted Claim” has the meaning set forth in Section 9.1(e).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Annual Financial Statements” has the meaning set forth in Section 3.8.

“Basket Amount” has the meaning set forth in Section 9.1(b).

“BCC” has the meaning set forth in the recitals of this Agreement.

“BCC Common Stock” has the meaning set forth in Section 1.1.

“Bishop” means John M. Bishop in his individual capacity.

“Bishop Deferred Compensation Agreement” means that certain Deferred Compensation Agreement by and between Lakedale Telephone Company and Bishop, dated January 1, 1980 as may have been amended from time to time subsequently.

“Bishop Release” means has the meaning set forth in Section 7.1(l)

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Claim” has the meaning set forth in Section 9.1(e).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Buyer Losses” has the meaning set forth in Section 9.1(a).

“Capital Lease” means a lease on which either of the Companies is a lessee that is a capital lease as determined in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 4.7.

“Companies” has the meaning set forth in the recitals of this Agreement.

“Company Real Property” has the meaning set forth in Section 5.12.

“Confidential Information” has the meaning set forth in Section 5.7(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.3.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“CS&L Common Stock” has the meaning set forth in the recitals of this Agreement.

“Disclosure Schedule” means a schedule delivered by Sellers to Buyer or Buyer to Sellers on or prior to the date of this Agreement.

“Distributed Entities” has the meaning set forth in Section 7.1(d).

“Employee Benefit Liabilities” has the meaning set forth in Section 6.6.

“Employee Benefit Plan” means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan within the meaning of ERISA § 3(2), (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan within the meaning set forth in ERISA § 3(37)), (iv) Employee Welfare Benefit Plan within the meaning set forth in ERISA § 3(1), (v) any material fringe benefit or other retirement, bonus, or incentive plan or program, and (vi) the 401(k) Plan.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“EN-TEL” means EN-TEL Communications, LLC.

“Environmental Costs” has the meaning set forth in Section 3.20(a)(i).

“Environmental Law” has the meaning set forth in Section 3.20(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Existing Policy” has the meaning set forth in Section 6.4(b).

“FCC” means the Federal Communications Commission.

“FCC Rules” means the Communications Act of 1934, as amended, including as amended by the Telecommunications Act of 1996, and the rules and regulations promulgated by the FCC thereunder.

“Financing” has the meaning set forth in Section 4.7.

“GAAP” means accounting principles generally accepted in the United States for the telecommunications industry as required by 47 CFR Part 32, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” has the meaning set forth in Section 3.20(a)(iii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness”, with respect to any Person, shall mean (i) any indebtedness of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) any indebtedness of such Person for the deferred purchase price of any assets or services (other than trade payables and accruals incurred in the ordinary course of business consistent with past practice, (iii) any indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) any indebtedness of such Person secured by a purchase money mortgage, lien or other encumbrance to secure all or part of the purchase price of property subject to such mortgage, lien or other encumbrance, (v) any liability of such Person in respect of banker’s acceptances or letters of credit (contingent or otherwise), (vi) any indebtedness, whether or not assumed, secured by mortgages, liens or other encumbrances on property acquired by such Person at the time of acquisition thereof, or (vii) any indebtedness referred to in clause (i), (ii), (iii), (iv), (v), or (vi) above which is incurred by another Person and which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.

“Indemnified Persons” has the meaning set forth in Section 6.4(a).

“Insider” means (i) a shareholder, officer or director of the Companies or any Subsidiary, (ii) any Member of the Immediate Family of any shareholder, officer or director of the Companies or any Subsidiary or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than one percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ Global Market).

“Intellectual Property” means United States or foreign (i) patents, patent applications, patent disclosures and improvements thereto, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, the goodwill associated therewith, and any registrations and applications for registration thereof, (iii) copyrights, and any registrations and applications for registration thereof, and (iv) URLs and Internet web sites.

“IRS” means the United States Internal Revenue Service.

“IUB” means the Iowa Utilities Board.

“IUB Rules” means the rules and regulations promulgated by the IUB.

“Knowledge” when used with respect to the Sellers, means the actual knowledge of John M. Bishop, Gene South, Robert C. Thompson, Sandy Miller and Jefferson Bishop; provided, however, such individual shall be deemed to have actual knowledge if such individual is actually aware of such fact or other matter, such fact or other matter is reflected in one or more documents (including emails) in such individual’s files or records or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation or inquiry concerning the existence of such fact or other matter in connection with the negotiation and preparation of this Agreement or in connection with the performance of such individual’s job functions.

“Last Fiscal Year End” has the meaning set forth in Section 3.8.

“Latest Balance Sheet” has the meaning set forth in Section 3.8.

“Latest Financial Statements” has the meaning set forth in Section 3.8.

“Law” means any constitution, law, ordinance, regulation, statute or treaty of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.11(c).

“Lender” has the meaning set forth in Section 4.7.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, expense or fee, including court costs and reasonable attorneys’ fees and expenses.

“Marketable Title” means with respect to one or more parcels of Company Real Property title that is free and clear of all encumbrances, other than the Permitted Encumbrances, such matters over which the Title Insurer is willing to provide affirmative insurance, or such matters that do not and will not materially interfere with the Buyer’s business operations at each parcel of Company Real Property

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had a material adverse effect on the business, assets, properties, financial condition, or results of operations of the Companies and its Subsidiaries, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (i) changes in Laws of general applicability or interpretations thereof by Governmental Entities, (ii) changes in general economic conditions, (iii) changes affecting the telecommunications industry generally, (iv) any actions taken or omitted to be taken pursuant to the terms of this Agreement and (v) any effects resulting from the announcement of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“IUB” means the Iowa Utilities Board.

“IUB Rules” means the rules and regulations promulgated by the IUB.

“MPUC” means the Minnesota Public Utilities Commission.

“MPUC Rules” means the rules and regulations promulgated by the MPUC.

“Noncompetition Agreements” means the noncompetition agreements from each of Sellers who are natural persons or the natural persons who are the beneficiaries of Sellers that are trusts to the Buyer, to be dated the Closing Date, in form and substance satisfactory to Buyer.

“Olsen Thielen” means Olsen Thielen & Co., Ltd., the Companies and Subsidiaries’ independent accounting firm.

“Ordinary Course of Business” means the ordinary course of business of the Companies and the Subsidiaries consistent with past custom and practice.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 3.11(b).

“Permitted Encumbrances” has the meaning set forth in Section 5.12 for the purposes of Section 5.12 or otherwise means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, (iii) recorded easements, public rights of way, and adopted zoning ordinances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Companies or any Subsidiary, and (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Pre-Closing Period” has the meaning set forth in Section 6.9.

“Property” has the meaning set forth in Section 3.20(a)(iv).

“Real Property” has the meaning set forth in Section 3.11(c).

“Regulatory Action” has the meaning set forth in Section 3.20(a)(v).

“Release” has the meaning set forth in Section 3.20(a)(vi).

“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.

“RTFC” means Rural Telephone Finance Corporation.

“RTFC Subordinated Capital Certificates” means the Companies’ investment in RTFC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Obligations” means any obligations of the Sellers to pay for expenses or amounts specifically identified in this Agreement, including, but not limited to any fees to brokers, Employee Obligations, Employee Benefit Liabilities and amounts due at Closing under the South Employment Agreement. For avoidance of doubt, (i) any amounts set forth on Schedule 1.5(b)(ii)(A) are merely estimates of certain Sellers’ Obligations due as of the Closing Date known as of the date hereof that will be paid from proceeds due to the Sellers; and (ii) Sellers shall be and remain responsible for all Sellers’ Obligations known or unknown at Closing in accordance with Section 9.1(c) hereof regardless of the inclusion of such amount on Schedule 1.5(b)(ii)(A).

“Seller Losses” has the meaning set forth in Section 9.2(a).

“Sellers’ Basket Amount” has the meaning set forth in Section 9.2(b).

“Sellers’ Representative” has the meaning set forth in the first paragraph of this Agreement.

“Software” means computer programs or data in computerized form, whether in object code, source code or other form.

“South Employment Agreement” means that certain Restated Employment Agreement dated January 1, 2001, as amended between Lakedale Telephone Company, a wholly owned Subsidiary of BCC and Gene R. South, Jr.

“Straddle Period” has the meaning set forth in Section 6.7.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity.

“Subsidiary Equity Interest” has the meaning set forth in Section 7.1(d).

“Tax Benefits” has the meaning set forth in Section 9.1(c).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Companies or any Subsidiary.

“Tax Proceeding” has the meaning set forth in Section 10.2.

“Third-Party Action” has the meaning set forth in Section 9.3(a).

“Third-Party Environmental Claim” has the meaning set forth in Section 3.20(a)(vii).

“Treasury Regulations” means the rules and regulations under the Code.

The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Additional Claims	9.1(c)
Additional Indemnified Item(s)	9.1(c)
Balance Sheet Escrow	1.4
Closing	1.5(a)
Closing Date	1.5(a)
Closing Date Balance Sheet	1.6(a)
Closing Date Long-Term Indebtedness	1.6(a)
Closing Date Other Long-Term Assets	1.6(a)
Closing Date Working Capital	1.6(a)
Disclosed Documents	3.29
Discrepancy Amount	1.3(b)
Dispute Period	1.3(b)
Environmental Conditions	5.13
Environmental Review	5.13
Escrow Agent	1.4
Escrow Agreement	1.4
Escrow Funds	1.4
Estimated Closing Date Balance Sheet	1.3
Estimated Closing Date Long-Term Indebtedness	1.3
Estimated Closing Date Other Long-Term Assets	1.3
Estimated Closing Date Working Capital	1.3
Estimated Purchase Price	1.3
Indemnification Escrow	1.4
Objections	5.12
Phase I Reports	5.13
Purchase Price	1.2
Required Consents	5.5
Review Period	1.3(b)
Shares	1.1
SEC	1.5(b)(i)(J)
Survey	5.12(ii)
Target Long-Term Indebtedness	1.2
Target Other Long-Term Assets	1.2
Target Working Capital	1.2
Title Insurer	5.12(i)
Title Policy	5.12

XII. General

12.1 Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with the Companies or any Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer and Sellers’ Representative mutually agree. Buyer will have the right to be present for any in-person announcement by the Companies. Unless mutually agreed by Buyer and Sellers’ Representative or required by Law, Buyer and Sellers will keep, and Sellers will cause each of the Companies and the Subsidiaries to keep, this Agreement, the Purchase Price and the transactions contemplated by this Agreement confidential.

12.2 Expenses. Except as otherwise expressly provided for in this Agreement, the parties will each pay all expenses directly incurred by each of them, respectively, in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not). Any expenses of the Sellers or any Sellers Obligations will be paid on or before the Closing Date. Schedule 1.5(b)(ii)(A) sets forth an estimate of such amounts and will be updated prior to Closing. With respect to any regulatory filings: (a) each party will be responsible for its own expenses related to any HSR Act filing fee, (b) Sellers shall be responsible for and bear all costs related to any filings with the MPUC (except for Buyer’s attorneys fees incurred to review such filings), (c) Buyer shall be responsible for and bear any costs related to any filings with the IUB (except for Sellers’ attorneys fees incurred to review such filings), and (d) Buyer shall be responsible for any filings with the FCC, with each party bearing one-half (1/2) of the costs related to such filings with the FCC (except that each party shall bear their own attorneys fees related to such filings and review). Buyer will pay the fees and expenses of the Escrow Agent under the Escrow Agreement.

12.3 Amendment and Waiver. At any time prior to the Closing, Buyer and Sellers’ Representative may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.4 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand, (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer, Sellers and Sellers’ Representative will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer:

Iowa Telecommunications Services, Inc.

403 W. 4th Street N.

Newton, IA 50208

Attn: Alan L. Wells

Facsimile No. (641) 787-2468

With a copy to:

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, MN 55402

Attn: Steven J. Dickinson

Facsimile No. (612) 492-7077

If to Sellers or Sellers’ Representative:

John M. Bishop

558 Lakeshore Circle

Annandale, MN 55302

Facsimile No. (320) 274-3440

With a copy to:

Dorsey & Whitney LLP

50 South Sixth Street

Minneapolis, Minnesota 55402

Attn: Robert A. Kuhns

Facsimile No. (612) 340-8738

12.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to one or more wholly owned Subsidiaries of Buyer, so long as Buyer remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

12.6 No Third-Party Beneficiaries. Except as provided in Section 6.4, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

12.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.8 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Escrow Agreement contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

12.9 Representations and Warranties. The representations, warranties, covenants, and agreements contained in this Agreement, including the Disclosure Schedule, the Disclosed Documents and any schedule attached hereto constitute all of the representations, warranties, covenants, information and agreements of the parties hereto and their respective directors, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives and upon which the parties have relied. The parties expressly disclaim any implied warranties.

12.10 Schedules. The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Articles II and III. Matters set forth in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes, and the Disclosure Schedule does not necessarily include other matters of a similar nature. Nothing in the Agreement or in the Disclosure Schedule constitutes an admission that any information is disclosed, set forth or incorporated by reference in the Disclosure Schedule or in the Agreement is material, constitutes a Material Adverse Effect or is otherwise required by the terms of the Agreement to be so disclosed, set forth or incorporated by reference. All information and disclosures contained in the Disclosure Schedule are made as of the date of the Agreement and their accuracy is confirmed only as of such date and not at any time thereafter.

12.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

12.12 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF MINNESOTA WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

12.13 Arbitration. Any controversy, dispute or claim between the parties arising out of this Agreement shall be submitted to mandatory binding arbitration. Such arbitration proceedings shall be held in Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association, except that: (i) the arbitrators shall furnish the parties with a written decision setting forth findings of fact, conclusions of law and an order; (ii) the arbitration panel shall be composed of persons who are knowledgeable of the telecommunications industry; and (iii) a stenographic record shall be made of the arbitration proceedings. Each arbitrator shall be neutral, impartial and independent of the parties and others having any known interest in the outcome, shall abide by the Canons of Ethics of the American Bar Association for neutral, independent arbitrators, and shall have no ex parte communications about the case. In addition to any monetary award that may be given, the arbitrators may order or direct either party to do any act required of it by this Agreement or to refrain from the doing of any act or practice that is contrary to this Agreement. This Agreement to arbitrate shall be specifically enforceable. Each party shall bear its own costs and expenses in any such proceedings, but the arbitrators may, in their discretion and consistent with this Agreement, award costs and attorneys’ fees to either or both of the parties. Any award rendered by the arbitrators shall be conclusive, final and binding upon the parties hereto, and nonappealable to any court or forum. The parties hereto agree that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a state or federal court of competent jurisdiction (either state or federal) located in Hennepin County, Minnesota and hereby submit to personal jurisdiction therein and irrevocably waive any objection as to venue therein, and further agree not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Notwithstanding the foregoing, any party to this Agreement may seek and obtain injunctive relief or other appropriate equitable relief from a court of competent jurisdiction to prevent or end a breach of this Agreement that would cause irreparable harm to such party and for which it would be difficult or impossible to determine the damages that would arise from such breach or the continuation thereof.

12.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered or made available means a true and correct copy of the item has been delivered or made available.

12.15 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

{Signature Page to Stock Purchase Agreement Follows}

IN WITNESS WHEREOF, Buyer, Sellers and Sellers’ Representative have executed this Stock Purchase Agreement as of the date first above written.

BUYER:		SELLERS:

IOWA TELECOMMUNICATIONS SERVICES, INC.		/s/ John M. Bishop Power of Attorney for Shannon Bishop
		Name:	Shannon L. Bishop

By:	/s/ Alan L. Wells	/s/ Jefferson J. Bishop
Name:	Alan L. Wells	Name:	Jefferson J. Bishop
Title:	Chief Executive Officer
/s/ Sara Bishop Aubitz
		Name:	Sara Bishop Aubitz

SELLERS’ REPRESENTATIVE
JILL W. BISHOP 2006 ANNUITY TRUST
/s/ John M. Bishop
Name:	John M. Bishop
		By:	/s/ Jill W. Bishop
		Name:	Jill W. Bishop
		Title:	Trustee

JOHN M. BISHOP 2005 ANNUITY TRUST

		By:	/s/ John M. Bishop
		Name:	John M. Bishop
		Title:	Trustee

JOHN M. BISHOP 2005 ANNUITY TRUST NO. 2

		By:	/s/ John M. Bishop
		Name:	John M. Bishop
		Title:	Trustee

JOHN M. BISHOP 2005 GST EXEMPT TRUST

		By:	/s/ John M. Bishop
		Name:	John M. Bishop
		Title:	Trustee

{Signature page to Stock Purchase Agreement}

JOHN M. BISHOP 2005 QUALIFIED MARITAL TRUST FBO JILL W. BISHOP

By:	/s/ John M. Bishop
Name:	John M. Bishop
Title:	Trustee

JOHN M. BISHOP, TRUSTEE OF THE JOHN M. BISHOP REVOCABLE TRUST AGREEMENT dtd 8/26/99

By:	/s/ John M. Bishop
Name:	John M. Bishop
Title:	Trustee

JILL W. BISHOP, TRUSTEE OF THE JILL W. BISHOP REVOCABLE TRUST AGREEMENT dtd 8/26/99

By:	/s/ Jill W. Bishop
Name:	Jill W. Bishop
Title:	Trustee

{Signature page to Stock Purchase Agreement}